Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NAUTILUS CRYPTOMINE LLC

(a Delaware limited liability company) Effective as of

August 27, 2022

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT (THIS “AGREEMENT”) OF NAUTILUS CRYPTOMINE LLC (THE “COMPANY”), DATED AS OF MAY 13, 2021, AS MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH HEREIN AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE UNITS NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN VIOLATION OF THIS AGREEMENT OR IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

Execution Version

i

5.2	Members Shall Not Manage or Control	28
5.3	Board of Managers	28
5.4	Meetings of the Board of Managers	29
5.5	Quorum and Voting	29
5.6	Procedural Matters of the Board of Managers	32
5.7	Deadlock Matters	32
5.8	Related Party Matters	33
5.9	Officers	33
5.10	Terms of Office; Resignation; Removal	34
5.11	Compensation	34
5.12	Operations Plan	34
5.13	Annual Budget	35
5.14	Optional Capacity	35
5.15	Compliance with Law; Cybersecurity	38
ARTICLE VI MEMBERS AND MEETINGS		38
6.1	Members	38
6.2	Admission of New Members	38
6.3	Resignation	39
6.4	Power of Members	39
6.5	Meetings of Members	39
6.6	Place of Meetings	39
6.7	Notice of Members’ Meetings	39
6.8	Waiver of Notice	40
6.9	Voting	40
6.10	Quorum; Vote Required	40
6.11	Action by Written Consent of Members	40
6.12	No Cumulative Voting	41
ARTICLE VII EXCULPATION; INDEMNIFICATION; LIABILITY; OPPORTUNITY		41
7.1	Exculpation	41
7.2	Indemnification	42
7.3	Liability; Duties	43
7.4	Insurance	44
7.5	Limited Liability Company Opportunity	44
ARTICLE VIII ACCOUNTING AND FINANCIAL MATTERS		45
8.1	Books and Records; Reports	45
8.2	Fiscal Year; Taxable Year	46
8.3	Bank and Investment Accounts	46
ARTICLE IX TRANSFERS OF UNITS		46
9.1	Limitation on Transfer	46
9.2	Transfer Indemnification	47
9.3	Drag and Tag Rights	47
9.4	Condition to Transfers	49
9.5	Effect of Transfer	50

ii

9.6	Tolling	50
ARTICLE X INITIAL PUBLIC OFFERING		50
10.1	Initial Public Offering	50
ARTICLE XI DISSOLUTION OF COMPANY; LIQUIDATION AND DISTRIBUTION OF ASSETS		51
11.1	Events of Dissolution	51
11.2	Liquidation; Winding Up	51
11.3	Survival of Rights, Duties and Obligations	52
11.4	Claims of the Members	52
ARTICLE XII MISCELLANEOUS		52
12.1	Expenses	52
12.2	Notices	52
12.3	Binding Effect; Assignment	53
12.4	Amendments; Termination	53
12.5	Severability	53
12.6	Headings and Captions	53
12.7	Counterparts	53
12.8	GOVERNING LAW	54
12.9	Jurisdiction	54
12.10	Entire Agreement; Non-Waiver	54
12.11	No Third Party Beneficiaries	54
12.12	No Right to Partition	54
12.13	Survival	55
12.14	Investment Representation and Indemnity	55
12.15	Confidentiality	55

Exhibit A	Form of Transfer Notice
Exhibit B	Form of Joinder
Exhibit C	Facility Map
Exhibit D	Form of Facility Operations Agreement
Exhibit E	Form of Corporate Services Agreement
Schedule I	Members, Addresses, Capital Contributions, Capital Commitments, Units, Ownership Percentages, Miner Maximum Contributions
Schedule II	Capital Contributions and Miner Contributions
Schedule III	Reserved
Schedule IV	Power Capital Contribution Schedule
Schedule V	Amortization Schedule
Schedule VI	Use of Proceeds

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NAUTILUS CRYPTOMINE LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) of Nautilus Cryptomine LLC, a Delaware limited liability company (the “Company”), effective (except as specifically provided in Section 5.1(a) hereof) as of August 27, 2022 (the “Effective Date”), is adopted and entered into by and among the Company, the Members (as defined herein) set forth on Schedule I hereto as of the date hereof, and such other Persons (as defined herein) who shall become Members in accordance with the provisions contained herein and pursuant to and in accordance with the Act (as defined herein).

WHEREAS, the Company was initially formed as a limited liability company on March 22, 2021 (the “Formation Date”) under the name “Nautilus Cryptomine LLC” pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on March 22, 2021 (the “Certificate of Formation”);

WHEREAS, the Company and the Members entered into the Limited Liability Company Agreement effective as of May 13, 2021 (the “Original LLC Agreement” and the effective date of the Original LLC Agreement, the “Original Effective Date”);

WHEREAS, pursuant to the Original LLC Agreement, the Members established a joint venture to develop, construct and operate a Bitcoin (as defined herein) mining facility that will require 200-megawatts of electric power and may, upon the election of the Members in accordance herewith to expand to include the Optional Capacity (as defined below), require up to 300-megawatts of electric power to be supplied from the Susquehanna steam electric station (“SSES”) located in Berwick, Pennsylvania (the “Site”, and such mining facility as shown on Exhibit C, the “Facility”);

WHEREAS, the TeraWulf Member (as defined herein) entered into that certain Equipment Purchase Agreement with MinerVa Semiconductor Corp. for the purchase of certain units of Crypto Mining Equipment (as defined therein) (the “Equipment Purchase Agreement”), which TeraWulf Member assigned to the Company as of the Original Effective Date;

WHEREAS, concurrently with the execution of the Original LLC Agreement, (a) the Members entered into (i) that certain Ground Lease, pursuant to which an Affiliate of the Cumulus Member leases land at its data center campus to the Company for construction and operation of the Facility, which includes provisions pursuant to which an Affiliate of the Cumulus Member will make available a supply of electricity to the Facility (such portion of the Ground Lease, the “Energy Supply Agreement”, and the full Ground Lease, as amended, supplemented or otherwise modified from time to time, the “Lease”), (ii) that certain Facility

Operations Agreement, which concurrently with the Effective Date is being amended and restated substantially in the form attached hereto as Exhibit D, pursuant to which an Affiliate of the TeraWulf Member operates the Facility (as amended, supplemented or otherwise modified from time to time, the “Facility Operations Agreement”), and (iii) that certain Corporate Services Agreement, which concurrently with the Effective Date is being amended and restated substantially in the form attached hereto as Exhibit E, pursuant to which an Affiliate of Cumulus Member provides corporate and administrative services to the Company, and (b) the TeraWulf Member assigned all of its rights and obligations under the Equipment Purchase Agreement to the Company;

WHEREAS, each of the TeraWulf Member and the Cumulus Member has contributed $[***] in cash or in-kind capital contributions to the Company as of the Effective Date, of which $ [***] of each Member’s contributions has been used to acquire Miners (as defined herein), $[***] of each Member’s contributions has been used to pay operating expenses of the Company, and $[***] of each Member’s contributions have been used to develop and construct the Facility;

WHEREAS, on or before September 30, 2022, the Cumulus Member intends to contribute [***] ($[***]) in cash capital contributions to the Company (or otherwise to fund directly certain expenses of the Company which shall be deemed capital contributions to the Company);

WHEREAS, Bitmain Technologies Limited (“Bitmain”) and the Company entered into that Non-Fixed Price Sales and Purchase Agreement dated June 15, 2021 in respect of the proposed acquisition by the Company of certain type of S19j Pro 100TH Bitcoin miners (the “Bitmain Contract”);

WHEREAS, Bitmain, the Company, TeraWulf Member and Cumulus Member are currently negotiating for (i) a credit of approximately [***] ($[***]) to be extended by Bitmain directly to the Company (which may then assign up to [***] percent ([***]%) of such credit to TeraWulf Member and [***] percent ([***]%) of such credit to Cumulus Member), or (ii) a credit of approximately [***] dollars ($[***]) to be extended directly to each of TeraWulf Member and Cumulus Member (in total, the “Nautilus Bitmain Credit” and, separately the “TeraWulf Bitmain Credit” and the “Cumulus Bitmain Credit” and the related negotiation the “Bitmain Credit Negotiation”);

WHEREAS, each of TeraWulf Member and Cumulus Member may in their sole and absolute discretion, use all or a portion of the TeraWulf Bitmain Credit or the Cumulus Bitmain Credit, as applicable, to purchase miners that will otherwise utilize the infrastructure of the Company;

WHEREAS, the Cumulus Member, the TeraWulf Member and the Company entered into an Exchange Agreement as of March 14, 2022 (the “Miner Exchange Agreement”) pursuant to which the Company transferred certain miners to the TeraWulf Member in exchange for other miners to be delivered by the TeraWulf Member to the Company; and

WHEREAS, the Members desire to amend and restate the Original LLC Agreement to set forth certain agreements with respect to the Company.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person that either directly or indirectly controls, is controlled by or is under common control with such Person. For the avoidance of doubt, none of the Company or any of its Subsidiaries shall be considered an Affiliate of any Member.

“Available Bitcoin” means (i) the sum of all Bitcoin and other digital currency on hand on the applicable Distribution Date, less (ii) the sum of the amount of any cash reserves established by the reasonable good faith determination of the Board of Managers, (a) to provide for the proper conduct of the business of the Company (including reserves for accrued obligations of the Company, future maintenance expenditures, and anticipated future needs of the Company) for no more than the next three calendar months, (b) to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject, and (c) as necessary to fund expenditures set forth in the Annual Budget for no more than the next three calendar months.

“BBA Audit Rules” means Subchapter C of Chapter 63 of the Code (Sections 6621 through 6241 of the Code), as amended from time to time, the Treasury Regulations promulgated thereunder, and administrative guidance issued with respect thereto, together with any similar U.S. state or local law, regulations or guidance.

“Bitcoin” means the peer-to-peer electronic cash system as described in the whitepaper published by Satoshi Nakamoto on October 31, 2008, and other digital currencies upon which the Board of Managers agrees as a Special Consent Matter from time to time.

“Board of Managers” means the Board of Managers provided for in Article V.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in New York, New York.

“Carrying Value” means, with respect to any Company asset, except as set forth below, the asset’s adjusted basis for U.S. federal income tax purposes reduced by any amounts attributable to the inclusion of liabilities in such basis pursuant to Section 752 of the Code, except that the Carrying Values of all Company assets may, at the sole discretion of the Board of Managers, be adjusted pursuant to Section 3.14 to equal their respective Fair Values, in accordance with the rules set forth in Treasury Regulations section 1.704-1(b)(2)(iv)(f). In the case of any Company asset that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the amount of depreciation, depletion and amortization calculated for purposes of the definitions of “Net Income” and “Net Loss” rather than the amount of depreciation, depletion and amortization determined for U.S. federal income tax purposes (and for the avoidance of doubt, the Carrying Value of the Energy Supply Agreement shall be adjusted in accordance with Section 3.10(a)).

“Change of Control” means, with respect to any Person, the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (including any merger or consolidation, whether by operation of law or otherwise), of all or substantially all of the properties or assets of such Person and its Subsidiaries (as defined herein) taken as a whole to any other Person (or “group”, within the meaning of the regulations promulgated by the Commission under Section 13(d) of the Exchange Act) or (ii) the consummation of any transaction (including any merger or consolidation, whether by operation of law or otherwise), the result of which is that any other Person (or a “group”, within the meaning of the regulations promulgated by the Commission under Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, including by reason of a direct or indirect transfer of interests in one or more direct or indirect equityholders of such Person, of more than fifty percent (50%) of the then-outstanding Equity Securities or of the membership, stock, or other equity or voting interests of any surviving entity of any such merger or consolidation or otherwise.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. “Commission” means the United States Securities and Exchange Commission.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” means each of (i) the Cumulus Member acting in the capacity of the “partnership representative” (as such term is defined under the BBA Audit Rules) or such other controlled Affiliate or employee of the Cumulus Member as may be appointed to be the “partnership representative” and (ii) the “designated individual” (as such term is defined under the BBA Audit Rules) appointed by the Cumulus Member from time to time.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Cumulus Member” means Cumulus Coin LLC, a Delaware limited liability company.

“Cumulus Party” means the Cumulus Member and its Affiliates.

“Custodian” means Fidelity Asset Management, or any other Person designated upon the mutual agreement of the Cumulus Member and the TeraWulf Member.

“Distribution Date” means the last Business Day of each calendar month, beginning with September 30, 2022.

“Entity Taxes” means any U.S. federal, state, local and other taxes imposed on or payable by the Company or any subsidiary of the Company under the BBA Rules (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto).

“Equity Securities” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, limited liability company interest, unit, interest in a joint venture, or certificate of interest in a business trust; or any security convertible, with or without consideration, into such a security or any other security carrying any warrant or right to subscribe to or purchase such a security, with or without consideration; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling from or selling such a security to another without being bound to do so, and in any event includes any security having the attendant right to vote for directors or similar representatives.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder.

“Fair Value” means, with respect to any assets, other than cash, its value as determined by the Board of Managers.

“FINRA” means the Financial Industry Regulatory Authority.

“Fiscal Year” means each fiscal year of the Company (or portion thereof), which shall end on December 31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hash Rate Contribution” means for each Member, at any given time, the amount that represents such Member’s share of the aggregate hash rate per second of all of the miners delivered and installed or “deemed installed” at the Facility, determined by the following fraction (expressed as a percentage):

(A+B+(C1 + C2 + . . . Cn)/D

A = fifty percent (50%) of the hash rate per second for the aggregate number of MinerVa miners ordered by the Company pursuant to the Equipment Purchase Agreement and delivered and installed or “deemed installed” at the Facility (any Miner (including for this purpose any MinerVa miner) accepted for delivery at the Facility but not yet installed within fourteen (14) days thereafter shall be deemed installed as of the fifteenth (15) day after such delivery);

B = the aggregate hash rate per second of the Bitmain S19 J Pros 100 TH/s miners ordered by or on behalf of the Company, including any such miners that are a part of such Member’s Miner Maximum Contribution, that such Member has delivered or caused to be delivered and installed or “deemed installed” on behalf of the Company at the Facility (any Bitmain S19 J Pros 100 TH/s miner accepted for delivery at the Facility but not yet installed within fourteen (14) days thereafter shall be deemed installed as of the fifteenth (15) day after such delivery);

(C1 + C2 + . . . Cn ) = for each C (defined as Miners made by the same manufacturer with the same nameplate hash rate per second), the aggregate hash rate per second of any such C Miners ordered by or on behalf of the Company, including any such miners that are a part of such Member’s Miner Maximum Contribution, that such Member has delivered or caused to be delivered and installed or “deemed installed” on behalf of the Company at the Facility; and

D = the aggregate amount of the hash rate per second for all Miners (including for this purpose all MinerVa miners) ordered by or on behalf of the Company, or otherwise contributed by any Member to the Company, including all Miners that are a part all Members’ Miner Maximum Contribution, accepted for delivery and installed or deemed installed at the Facility. For the avoidance of doubt, the aggregate hash rate in D should not exceed the sum of (i) clause A multiplied by 2, plus (ii) clause B, plus (iii) the sum of (C1 + C2 + . . . Cn ) for each C.

For any MinerVa miner, Bitmain S19 J Pro 100 TH/s miner or other Miner delivered and installed or deemed installed after the first day of any calendar month, the Hash Rate Contribution for each Member in respect of such miner for such month shall be prorated for the number of days in such month that such miner is installed or deemed installed.

“Initial Public Offering” means the initial Public Offering that results in Equity Securities of the Successor Corporation that are sold in such Public Offering being listed on a national securities exchange located in the United States.

“Intracompany Agreement” means the Intracompany Side Letter Agreement entered into as of May 13, 2021, among Cumulus Member, the Company and Cumulus Data LLC, a Delaware limited liability company.

“Manager” means a natural person serving as a member of the Board of Managers in accordance with this Agreement.

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to any Member Nonrecourse Debt equal to the Company Minimum Gain attributable to the Member Nonrecourse Debt, as determined in accordance with Treasury Regulations section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations section 1.704-2(i)(2).

“Members” means the Persons who are parties hereto as listed on Schedule I as of the applicable time of determination; provided, however, that such term shall also include such other Persons who shall become members of the Company in accordance with the terms of this Agreement and pursuant to and in accordance with the Act; provided, further, however, that, a Person shall cease to be a Member for purposes of this Agreement at such time as such Person ceases to own any Units.

“Miner” means a 100 TH/s or higher hashrate miner with equivalent or higher efficiency to Bitmain S19 J Pros (other than the 9,000 MinerVa miners that the Company ordered pursuant to the Equipment Purchase Agreement in March 2021 to the extent delivered to the Company), or any substitute reasonably acceptable to Cumulus Member; provided, that any Bitmain S19 series miner shall be deemed to be a Miner.

“Modified Capital Amount” means, in respect of the Contributing Member, the sum of (i) its Capital Commitment as set forth on Schedule I, plus (ii) any Capital Contributions by the Contributing Member pursuant to Section 3.2(a)(ii) and (iv), plus (iii) the Unfunded Amount funded by such Contributing Member (for clarity, without duplication of any other amount in this definition).

“Net Income” and “Net Loss” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Sections 3.10(a) 3.12 and 3.13 shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Net Income and Net Loss be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Board of Managers may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); (e) any expenditures of the

Company that are described in Section 705(a)(2)(B) of the Code or are treated as described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income and Net Loss shall be treated as deductible items; and (f) if the Carrying Value of any Company asset is adjusted as provided in Section 3.14, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations section 1.704-2(b)(1).

“Ownership Percentage” means, in the case of the Cumulus Member, [***]% and, in the case of the TeraWulf Member, [***]%, as such Ownership Percentages may be adjusted from time to time in accordance with Section 3.2(b)(ii), Section 3.2(b)(iii) and Section 5.14. For all purposes of this Agreement, each Member shall be deemed to own a number of Units such that the relative ownership of Units by the Members at all times equals their respective Ownership Percentages. The aggregate Ownership Percentages of all Members shall at all times equal one hundred percent (100%).

“Permitted Transferee” means, with respect to any Member, any Person that is an Affiliate of such Member; provided, however, that, in each case, at the time of a Transfer of Units to a Permitted Transferee, such Permitted Transferee and its Affiliate agree for the benefit of the other Members to re-Transfer the subject Units back to the Transferring Member (or to Transfer the subject Units to another Permitted Transferee of the Transferring Member) prior to such Affiliate ceasing to be an Affiliate of the Transferring Member.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization, Governmental Authority or other entity and shall include any “group” within the meaning of the regulations promulgated by the Commission under Section 13(d) of the Exchange Act.

“PJM” means PJM Interconnection, L.L.C., a Delaware limited liability company.

“Prime Rate” shall mean the rate of interest published from time to time in The Wall Street Journal, Eastern Edition, and designated as the prime rate.

“Prudent Industry Standard” means, at a particular time, in the exercise of reasonable judgement in light of the facts known at the time a decision was made, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly accepted in the energy transmission industry in the United States as good, safe and prudent practices in connection with the design, construction, operation, maintenance, repair and use of energy transmission facilities of a type and size similar to the transmission facilities utilized by the Facility. “Prudent Industry Standard” as defined herein does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is, instead, intended to encompass a broad range of acceptance practices, methods, equipment specifications and standards.

“Public Offering” means any firm commitment underwritten Public Sale (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a transaction pursuant to Rule 145 under the Securities Act); provided, that any direct listing of Equity Securities of the Successor Corporation or any transaction involving a “special purpose acquisition vehicle” or “blank check company” shall be deemed a Public Offering.

“Public Sale” means any sale of Equity Securities of the Successor Corporation to the public pursuant to an effective Registration Statement or to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 (if such rule is available) adopted under the Securities Act (or any other similar rule or rules then in effect); provided, that a Public Sale shall not include an offering of Equity Securities of the Successor Corporation to the extent made as payment of purchase price in connection with the Successor Corporation’s business acquisition or combination pursuant to a Registration Statement on Form S-4 or any similar form where the Successor Corporation is the registrant, or in connection with an employee benefit plan pursuant to a Registration Statement on Form S-8 or any similar form where the Successor Corporation is the registrant. For the avoidance of doubt, a Public Offering involving transaction with a “special purpose acquisition vehicle” or “blank check company” shall constitute a Public Sale.

“Qualified TeraWulf Transferee” means (a) a Person with at least [***] MW of operational digital mining capacity or (b) an investment firm or organized group of investors with assets under management of at least $[***].

“Registration Statement” means any registration statement filed pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, in which the Company or any one or more of its Subsidiaries, directly or indirectly, owns or controls: (i) fifty percent (50%) or more of the securities or other ownership interests, including profits, equity or beneficial interests; or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such other Person that is not a corporation.

“Successor Corporation” means, in connection with an Initial Public Offering of the Company, (i) the Company, (ii) any Person that is a holding company for all or substantially all of the operating assets of the Company and its Subsidiaries, (iii) any other entity the securities of which are exchanged for interests in the Company or any Successor Corporation in anticipation of an IPO, or (iv) any holding company the direct or indirect assets of which are all or substantially all of the interests in the Company. Any conversion of the Company into a Successor Corporation shall be undertaken in a manner intended to be tax-free to the Member (except to the extent of taxable income or gain required to be recognized by a Member in an amount that does not exceed the amount of cash or any property or rights (other than stock) received by such Member upon the consummation of such transaction and/or any concurrent transaction), including via the formation of a newly formed holding company to hold, directly or indirectly, interests in the Company in an exchange intended to be governed by Section 351 of the Code.

“Tax Amount” means, with respect to any Member, the product of (a) the taxable net income allocated to such Member pursuant to this Agreement, and (b) the maximum applicable U.S. federal, state and local corporate income marginal tax rate applicable to a corporation doing business in New York City, New York (taking into account the character of such taxable income, the deductibility of state and local taxes for federal income tax purposes, if applicable, and such other adjustments to the hypothetical tax rate as are reasonably determined by the Board of Managers). For the avoidance of doubt, for purposes of determining the Tax Amount of each Member, the same tax rate shall be utilized for each Member.

“Tax Contest” shall mean any audit, or administrative or judicial proceedings involving any asserted tax liability with respect to the Company.

“TeraWulf Member” means TeraWulf (Thales) LLC, a Delaware limited liability company.

“Third Party” means a Person other than TeraWulf Member, Cumulus Member or, in each case, an Affiliate thereof.

“Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition of any Unit, whether voluntary or involuntary, or any agreement to transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Unit, including any such transfer, sale, assignment, pledge, hypothecation, disposition by operation of law or otherwise to an heir, successor or assign (provided that with respect to any pledge by any Person, such pledge is of at least 50% of the Units); provided, however, that a transaction that is a pledge by any Person of less than 50% of the Units shall not be deemed to be a Transfer but a foreclosure pursuant thereto shall be deemed to be a Transfer. The terms “Transferred” and “Transferee” shall have correlative meanings.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Units” means limited liability company units of the Company and any interests created after the date hereof pursuant to the terms of this Agreement.

1.2Construction; Usage Generally.

(a)The definitions in this Article I or the Schedules to this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(b)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.

(c)Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(d)All references to days (excluding references to Business Days) or months shall be deemed references to calendar days or months.

(e)Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(f)All references herein to “Articles,” “Sections” and “Schedules” shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule shall have the meaning ascribed to such term in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. Any reference in this Agreement to “$” or “dollars” shall mean United States dollars.

(h)In calculating any Member’s ownership of Units and any Member’s Ownership Percentage for the purposes of determining whether a Member shall have any rights under this Agreement, all Units held by Affiliated Members shall be aggregated for the purposes of such calculation and determination; provided, however, that no Units shall be attributed to more than one Member or Person within any such group of Affiliated Members.

(i)The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

1.3Cross References to Other Defined Terms. Each capitalized term listed below is defined on the corresponding page of this Agreement:

Term	Section
Agreement	Preamble
Annual Budget	5.13
Bitmain	Recitals
Bitmain Contract	Recitals
Bitmain Credit Negotiation	Recitals
Capital Account	3.9(a)
Capital Call	3.2(b)
Capital Call Notice	3.2(b)

Capital Commitment	3.2(a)
Capital Commitment Shortfall	5.14(a)
Capital Contributions	3.2(a)
Certificate of Formation	Recitals
Chief Executive Officer	5.9(a)
Chief Financial Officer	5.9(a)
Chief Operating Officer	5.9(a)
Company	Preamble
Contributing Member	3.2(b)(i)
Contributing Member Adjusted Percentage	3.2(b)(ii)
Contribution Due Date	3.2(b)
Cumulus Bitmain Credit	Recitals
Cumulus Manager	5.5(d)
Cumulus Optional Capacity Adjustment Date	5.14(a)
Cumulus Optional Capacity Election	5.14(a)
Damages	7.2(a)
Delayed Governance Provisions	5.1(a)
Disputed Issue	5.7(a)
Drag Transaction	9.3(a)
Drag/Tag	9.3(c)
Drag/Tag Notice	9.3(c)
Effective Date	Preamble
Effective Time Transfer	9.5
Energy Supply Agreement	Recitals
Equipment Purchase Agreement	Recitals
Executive Chairman	5.3
Expansion Capital Contributions	3.2(a)
Facility	Recitals
Facility Operations Agreement	Recitals
Formation Date	Recitals
Indemnitee	7.2(a)
Initial Operating Budget	5.13
Lease	Recitals
Member Executive	5.7(a)
Member Tax Liabilities	3.8(a)
Miner Exchange Agreement	Recitals
Miner Maximum Contribution	3.7
Nautilus Bitmain Credit	Recitals
Nautilus Cryptomine LLC	2.2
Non-Contributing Member	3.2(b)(ii)
Officer	5.9(a)
Optional Capacity	5.14(b)
Optional Capacity Conditions	5.14(b)
Optional Capacity Elections	5.14(a)
Original Effective Date	Recitals
Original LLC Agreement	Recitals

Permitted Transfer	9.1(d)
Power Capital Contributions	3.9(b)
Protected Person	7.1(a)
Regulatory Allocations	3.13
Related Party Transaction	5.5(e)(ii)
Site	Recitals
Special Consent Matter	5.5(e)
Special Tax Committee	5.1
SSES	Recitals
Tag Transaction	9.3(b)
Tax Distributions	3.7
TeraWulf Bitmain Credit	Recitals
TeraWulf Manager	5.5(d)
TeraWulf Optional Capacity Adjustment Date	5.14(a)
TeraWulf Optional Capacity Election	5.14(a)
Termination Date	5.1(a)
Third Party Indemnitee	7.2(c)
Third Party Indemnitors	7.2(c)
Unfunded Amount	3.2(b)(ii)
United States person	6.1

ARTICLE II

THE COMPANY AND ITS BUSINESS

2.1Formation. The Members hereby agree to continue the Company, which was formed pursuant to the provisions of the Act and the Certificate of Formation, and hereby agree that the Company shall be governed by the terms and conditions of this Agreement and, except as otherwise provided herein, the Act. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2Company Name. The name of the Company is “Nautilus Cryptomine LLC”. The Board of Managers may (without the consent of any Member) change the Company’s name at any time and from time to time in accordance with the provisions of the Act and upon notice to the other Members.

2.3Effective Date. This Agreement is entered into, and is effective, as of the Effective Date.

2.4Term. The Company shall continue until dissolved and its affairs wound up in accordance with the Act and the terms of this Agreement.

2.5Offices. The principal office of the Company shall be established and maintained at 1780 Hughes Landing Boulevard, Suite 800, The Woodlands, Texas 77380, United States of America, or at such other or additional place or places as the Board of Managers shall determine from time to time. The Company may have other offices at such place or places as the Board of Managers may from time to time designate.

2.6Registered Office and Registered Agent. The address of the Company’s registered office in the State of Delaware and the name and address of the Company’s registered agent in the State of Delaware shall be Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware, 19904. The Board of Managers may designate another registered agent and/or registered office from time to time in accordance with the provisions of the Act and any other applicable laws.

2.7Filings. The Members shall execute and deliver such documents and perform such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company, the ownership of property and the conduct of business under the laws of the State of Delaware and each other jurisdiction in which the Company shall own property or conduct business.

2.8Purposes. The Company is formed for the purposes of developing, constructing, owning and operating one or more Bitcoin mining facilities, including the Facility, and engaging in any other lawful acts or activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

ARTICLE III

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS; ALLOCATIONS

3.1Admission.

(a)Each Person set forth on Schedule I has been admitted as a Member, and Schedule I sets forth each Member’s Capital Contributions, Capital Commitment, Units, Ownership Percentage and Miner Maximum Contribution.

(b)Schedule I shall be amended by the Company following any Transfer as provided by Article IX or any issuance of additional Units or other equity interests of the Company in accordance with this Agreement. Schedule I shall be deemed Confidential Information and will not be publicly available or disclosed to any Person without the prior approval of the Board of Managers.

(c)Each Person designated for admission to the Company as an additional Member in accordance with this Agreement (other than in connection with a Transfer made in accordance with Article IX) shall contribute cash, other property (including securities) or services rendered in the amount and of the type designated by the Board of Managers, and Schedule I shall be amended at the time of each such additional Member’s admission as a Member by the Board of Managers to reflect such contribution.

3.2Capital Contributions.

(a)Subject to Section 3.3, each of the Cumulus Member and the TeraWulf Member hereby agrees to make capital contributions (i) at such times and in such amounts as set forth on Schedule I and Schedule II hereto (each Member’s “Capital Commitment”), (ii) to fund power and operational costs pursuant to Section 3.5 at such times and in such amounts as determined by the Board of Managers, (iii) to fund expansion costs pursuant to Section 5.14, as applicable (“Expansion Capital Contributions”), and (iv) at such times and in such amounts as otherwise necessary or appropriate for the conduct of the Company’s business as determined by the Board of Managers (the capital contributions described in clauses (i) - (iv), collectively, the “Capital Contributions”). Any Capital Contributions (A) pursuant to clause (ii) of the immediately preceding sentence will be made as provided in Section 3.5, (B) pursuant to clause (iii) of the immediately preceding sentence will be made as provided in Section 5.14 and (C) pursuant to clause (iv) of the immediately preceding sentence by the Members on a pro rata basis in accordance with their Ownership Percentages (except in respect of any ongoing maintenance related capital expense costs for Miners which shall be funded based upon Hash Rate Contribution).

(b)The Company shall issue a request for Capital Contributions (each, a “Capital Call Notice” and the Capital Contributions that are the subject of a Capital Call Notice, a “Capital Call”) to each Member (or in the case of Expansion Capital Contributions, to the Member that elected such expansion) not less than ten (10) Business Days prior to the date such Capital Contributions are due (such date, the “Contribution Due Date”). The Capital Call Notice shall set forth (i) the aggregate amount of the Capital Call and each Member’s share thereof (depending on the purpose of the Capital Contribution, as described in Section 3.2(a)), (ii) the price at which Units are to be issued, (iii) the other material terms of the issuance, and (iv) the depositary institution and account into which such capital contributions are to be made, transferred or deposited. Except for Expansion Capital Contributions, no Member shall be obligated to make any such Capital Contributions. However, each Member shall have the opportunity, but not the obligation, to participate in each Capital Call in an amount up to its share (depending on the purpose of the Capital Contribution, as described in Section 3.2(a)) of such Capital Call by making a Capital Contribution.

(i)If a Member (a “Contributing Member”) intends to make a Capital Contribution in an amount up to its share of the aggregate amount of the Capital Call (such share being dependent upon the purpose of the Capital Contribution, as described in Section 3.2(a) or, in the case of a Capital Contribution in satisfaction of such Member’s Capital Commitment, in the amount required as specified on Schedule II) by the Contribution Due Date, such Member shall notify the Company of the amount such Contributing Member intends to contribute as a Capital Contribution (such amount not to exceed such Member’s proportionate share of such Capital Call) at least five (5) Business Days prior to the applicable Contribution Due Date.

(ii)If any Member (a “Non-Contributing Member”) elects not to make a Capital Contribution (such Non-Contributing Member’s unfunded Capital Call, the “Unfunded Amount”), each Contributing Member shall have the right, but not the obligation to, make a Capital Contribution in an amount up to such Contributing

Member’s proportionate share (based on its Ownership Percentage calculated excluding that of the Non-Contributing Member) of the Unfunded Amount. If a Contributing Member contributes all or a portion of the Unfunded Amount, then the Members’ Ownership Percentages shall be adjusted as follows: The Contributing Member’s Ownership Percentage shall be increased to equal the quotient (expressed as a percentage) of (i) the Modified Capital Amount of the Contributing Member, divided by (ii) the sum of (A) the aggregate Capital Commitment amount for all Members set forth on Schedule I hereto, plus (B) any Capital Contributions pursuant to Section 3.2(a) (ii) and Section 3.2(a)(iv) plus (C) the Unfunded Amount funded by such Contributing Member (for clarity, without duplication of any other amount in this subclause (ii)) (the “Contributing Member Adjusted Percentage”), and the Non-Contributing Member’s Ownership Percentage shall be decreased to equal the difference of (i) 100% minus (ii) the Contributing Member Adjusted Percentage.

(iii)If no Member elects to make a Capital Contribution in respect of the Unfunded Amount of any Capital Call duly issued pursuant to Section 3.2(b) (other than a Capital Call for an Expansion Capital Contribution to which this subsection (iii) shall not apply), the Board of Managers shall have the right, but not an obligation, no later than sixty (60) days after the Contribution Due Date, (I) to issue Units to a Third Party in an amount up to that required to satisfy such Unfunded Amount, (II) to admit such Third Party as new Member of the Company, (III) to set such Third Party’s Ownership Percentage (and adjust the other Members’ Ownership Percentages) as if such Third Party was a Contributing Member that contributed all or a portion of the Unfunded Amount pursuant to Section 3.2(b) (ii) and, (IV) to otherwise treat such Third Party as a Contributing Member for purposes of Sections 3.2(c) through (e).

(c)Each Contributing Member shall deposit its Capital Contribution (including any Capital Contribution made pursuant to Section 3.2(b)(ii) above) in cash, by wire transfer of immediately available funds, to the designated depositary institution and account of the Company set forth in the Capital Call Notice on or prior to the Contribution Due Date.

(d)Upon receipt of any Capital Contribution, the Company shall promptly notify each Member in writing of the amount of each Capital Contribution, if any, made by each Member and the number of Units issued to such Member.

(e)All amounts, if any, paid to the Company by a Contributing Member as additional equity capital (for the avoidance of doubt, excluding the initial capital contributions described in Section 3.1) shall be deemed to be a Capital Contribution by such Member for the purposes of this Agreement, and Schedule I shall be amended to reflect each such Capital Contribution.

(f)All proceeds received by the Company from the Cumulus Member in satisfaction of its Capital Commitment will be used in accordance with the provisions set forth on Schedule VI.

3.3Miner Maximum Contribution. Each Member will be entitled to make contributions to the Company of the Miners set forth on Schedule I hereto, with such number of

Miners that a Member is entitled to contribute being subject to adjustment to correspond to the product of (a) such Member’s Ownership Percentage, multiplied by (b) the number of Miners corresponding to 200 MW of operational digital mining capacity (estimated as of the Effective Date to be 60,000 Miners) or, if one or both Optional Capacity Elections are exercised, the number of Miners corresponding to the total megawatts of operational digital mining capacity of the Company taking into account the exercise of the Optional Capacity Election(s) (each Member’s maximum Miner contribution, its “Miner Maximum Contribution”). Schedule II hereto sets forth the treatment of previously ordered Miners with respect to the Members’ respective Miner Maximum Contributions and responsibility for associated costs. The treatment of the Miners subject to the Miner Exchange Agreement described on Schedule II hereto shall be deemed an amendment to the Miner Exchange Agreement.

3.4No Interest in Company Property. A Member’s Units shall for all purposes be personal property. A Member has no interest in specific Company property (including in respect of contributed Miners).

3.5Responsibility for Power and Operational Costs.

(a)The costs of up to 100 MW of electric power sub-metered by the Company pursuant to the Energy Supply Agreement will be funded in equal portions by the Cumulus Member and the TeraWulf Member, and each Member will have access to up to 50 MW of sub- metered electric power under the Energy Supply Agreement to power the Miners contributed by such Member to the Company pursuant to Section 3.3. Notwithstanding anything in the foregoing sentence to the contrary, the Members intend that if both Members utilize at least 50 MWs of power in any given hour, each will share equally in the costs of 100 MWs of such power under the Energy Supply Agreement. Any incremental costs to a Member for power above such 50 MW will be paid at such applicable rates as may be negotiated by the Company. If a Member utilizes less than 50 MWs of power in a given hour, then it will only be responsible for its power costs for such utilized MWs under the Energy Supply Agreement and the other Member will be responsible for any and all remaining power costs incurred by the Company (under the Energy Supply Agreement or in respect of any additional electric power obtained by the Company). At the request of either Member and funded by the Member making such request, the Company shall obtain up to an additional 100 MW of electric power from the lessor under the Lease at a cost for such electric power determined in accordance with the pricing methodology set forth in the Lease, with each Member being entitled to a number of MWs of such additional electric power equal to the difference of (i) the product of (A) its Hash Rate Contribution, multiplied by (B) the sum of (1) 100 plus (2) the number of additional MWs obtained by the Company, minus (ii) 50 MWs. In no event shall the Company obtain an aggregate amount of electric power in excess of 200 MW pursuant to the terms of this Section 3.5(a).

(b)From and after the Effective Date, all operational costs of the Company (except for power) will be borne by the Members pro rata in accordance with the Members’ respective Ownership Percentages.

3.6Distributions.

(a)No Member shall be entitled to receive any distributions from the Company except as provided in this Agreement. Except as prohibited by the terms of any contract binding on the Company or applicable law, the Company shall distribute to the Members all Available Bitcoin on each Distribution Date.

(b)Until each Member has fully satisfied its Capital Commitment and its Miner Maximum Contribution, all distributions shall be made to the Members pro rata in accordance with their respective Hash Rate Contributions. From and after such time as each Member has fully satisfied its Capital Commitment and its Miner Maximum Contribution, all distributions shall be made to the Members pro rata in accordance with their respective Ownership Percentages.

(c)All distributions pursuant to this Section 3.6 shall be paid solely in Bitcoin and no Member has any right to demand or receive property other than Bitcoin.

(d)Notwithstanding Section 3.6(c) above, in connection with any distribution actually paid to such Member pursuant to this Agreement, any Member may direct the Custodian to convert the Bitcoin distributed to such Member to any fiat currency on behalf of such Member (and not on behalf of the Company); provided, however, such Member shall be solely liable for all costs, fees, taxes and expenses incurred as a result of such conversion.

3.7Tax Distributions. Notwithstanding the foregoing in Section 3.6, but without duplication thereof, the Company shall, to the extent the Company has Bitcoin or cash available to do so, make advances of Bitcoin (or, if available, cash) to the Members at such times and in amounts intended to allow the Members to satisfy their respective Tax Amounts, which distributions shall be made to the Members pro rata in accordance with such Tax Amounts (such advances, “Tax Distributions”). Tax Distributions shall be treated as non-interest-bearing advances recoverable solely from future distributions pursuant to Section 3.6(b) (including by reason of the application of Section 11.2(c)).

3.8Member Tax Liabilities.

(a)To the extent the Board of Managers reasonably determines that the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (including with respect to Entity Taxes) (any such amounts, “Member Tax Liabilities”), the Company may withhold such amounts and make such tax payments as so required.

(b)All Member Tax Liabilities paid on behalf of a Member (other than by way of withholding) shall, at the option of the applicable Member, be promptly paid to the Company by the Member on whose behalf such Member Tax Liabilities were paid or be repaid by reducing the amount of the current or next succeeding distribution or distributions (including Tax Distributions) which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. All Member Tax Liabilities (whether repaid by the Member or recovered by reducing the amount of the next succeeding distribution or distributions or proceeds of liquidation) shall be repaid with interest on the Member Tax Liabilities at the lesser of (A) the Prime Rate plus 2% per annum from the date of the payment of the Member Tax Liabilities and (B) the maximum rate permitted by applicable law.

(c)Whenever the Board of Managers reduces distributions otherwise payable to a Member pursuant to Section 3.8(b) or Member Tax Liabilities are paid by way of withholding, for all other purposes of this Agreement such Member may be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Member Tax Liabilities.

(d)Unless otherwise agreed to by the Board of Managers in writing, each Member shall reimburse and hold harmless the Company and the Board of Managers from and against any liability with respect to such Member’s Member Tax Liabilities, except to the extent resulting from gross negligence of the Company or the Board of Managers. To the extent that any Member Tax Liability relates to a former Member that has withdrawn, been withdrawn, sold, assigned, pledged, mortgaged, charged or otherwise Transferred all or a part of its Units, such former Member (which in the case of a partial withdrawal, sale, assignment, pledge, mortgage, charge or other Transfer shall include a continuing Member with respect to the portion of its Units so withdrawn, sold, assigned, pledged, mortgaged, charged or otherwise Transferred) shall indemnify the Company for its allocable portion of such liability (and the Transferee Member’s liability for any amounts payable under this Section 3.8 shall be reduced accordingly), unless otherwise agreed to by the Board of Managers and the Transferee Member in writing. Each Member acknowledges that, notwithstanding its withdrawal or the sale, assignment, pledge, mortgage, charge, or other Transfer of all or any portion of its Units, it may remain liable, pursuant to this Section 3.8, for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such withdrawal, sale, assignment, pledge, mortgage, charge or other Transfer, as applicable.

3.9Capital Accounts.

(a)Maintenance of Capital Accounts. The Company shall maintain a “Capital Account” for each Member on the books of the Company. The opening balance of each Member’s Capital Account shall be equal to the amount of such Member’s initial Capital Contribution to the Company. Such Member’s Capital Account shall thereafter be adjusted in accordance with the following provisions:

(i)Such Member’s Capital Account shall be credited (x) the amount of any subsequent capital contributions (as determined for applicable tax capital accounting purposes) made by such Member to the Company (including, for the avoidance of doubt, any Power Capital Contributions), (y) such Member’s allocable share of Net Income and other items of income or gain allocated to such Member in accordance with Sections 3.10, 3.11, 3.12 and 3.13, and (z) Company liabilities, if any, assumed by such Member or secured, in whole or in part, by any Company property that is distributed to such Member; and

(ii)Such Member’s Capital Account shall be debited (x) the amount of cash and the Fair Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of any liabilities secured by such property), (y) such

Member’s allocable share of Net Loss and other items of loss, deduction, or expense allocated to such Member in accordance with Sections 3.10, 3.11, 3.12 and 3.13, and (z) liabilities, if any, of such Member assumed by the Company.

(b)Power Capital Contributions. With respect to deliveries of power to the Company under the Energy Supply Agreement, the Members agree that such deliveries will be treated as, (i) in part, a sale of electric power to the Company and (ii) in part, as a capital contribution (but, for clarity, not a Capital Contribution) to the Company by the Cumulus Member, in accordance with Schedule IV. The parties agree and acknowledge that the value of such deemed capital contributions for Capital Account purposes will be determined in accordance with Schedule IV (such deemed contributed amounts, “Power Capital Contributions”). The aggregate amount of Power Capital Contributions that are made, or deemed made, pursuant to this Section 3.9(b) shall be equal, with respect to each applicable tax and accounting period, to the amount of amortization in respect of the Energy Supply Agreement that is allocated to the Cumulus Member pursuant to Section 3.10(a), such that (solely in respect of such Power Capital Contributions) (x) the Capital Account balance of the Cumulus Member is intended to remain unchanged solely as a result of the Power Capital Contributions and the amortization of the Energy Supply Agreement allocated to the Cumulus Member (i.e., in respect of each applicable tax and accounting period, the Power Capital Contributions and the amortization of the Energy Supply Agreement entirely offset each other) and (y) the outside tax basis of the Cumulus Member in its interest in the Company shall increase by an amount equal to the cost basis of the power actually contributed to the Company at the time power is actually delivered under the Energy Supply Agreement (which amount shall correspond to the Company’s basis in the power delivered by the Cumulus Member).

(c)General. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such regulations, the Board of Managers may, without approval of the Members, make such modification; provided that such modification shall not have a material adverse effect on the interests of, or amounts distributable to, any Member.

3.10	Allocations Generally.

(a)All items of income, gain, loss or deduction of the Company attributable to the Energy Supply Agreement (but not, for the avoidance of doubt, any power delivered thereunder) shall be allocated to the Cumulus Member. For purposes of determining the amount of amortization deductions in respect of the Energy Supply Agreement, the Members agree to utilize the amortization schedule attached hereto as Schedule V. The Members hereby acknowledge agreement that such method of amortization is a “reasonable method” (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(3)) for purposes of determining depreciation, amortization or other cost recovery deductions in respect of the Energy Supply Agreement.

(b)Net Income and Net Losses (or items thereof) shall, for each Fiscal Year, be allocated among the Members in a manner that as closely as possible gives economic effect to the economic provisions of this Agreement, including Section 3.2, Section 3.3, Section 3.6, Section 5.14, and Section 11.2, which the Members acknowledge and agree reflect, in the aggregate, the “partner’s interests in the partnership” within the meaning of Section 704(b) of the Code and the Treasury Regulations thereunder.

(c)At least thirty (30) days prior to finalizing the allocations under this Section 3.10 or Section 3.11, Section 3.12 and Section 3.13 for each Fiscal Year, the Cumulus Member shall provide a draft of such allocations to the TeraWulf Member and shall reasonably consider (and to the extent accepted, reasonably incorporate) the reasonable comments of the TeraWulf Member with respect thereto.

3.11 Allocations for Federal Income Tax Purposes.

(a)The distributive share of a Member of each specific item of income, gain, deduction, loss, and credit of the Company for U.S. federal income tax purposes for any Fiscal Year shall be determined as follows:

(i)except as otherwise provided herein, in the same manner in which such item has been allocated to such Member’s Capital Account;

(ii)with respect to any property (other than the Energy Supply Agreement and the electric energy delivered to the Company pursuant thereto) that has a fair market value not equal to its adjusted tax basis on the date on which the Company issues any interest in the Company in respect of the contribution of such property, to and among the Members in accordance with a methodology chosen by the Board of Managers, consistent with Section 704(c) of the Code and applicable Treasury Regulations thereunder; and

(iii)with respect to the Energy Supply Agreement, which was contributed to the Company by the Cumulus Member with a zero tax basis (and the electricity delivered to the Company pursuant thereto, as applicable), to and among the Members in accordance with a methodology chosen by the Board of Managers and consented to by the Cumulus Member, consistent with Section 704(c) of the Code and the applicable Treasury Regulations thereunder.

(b)Any item of income, gain, loss, deduction, or allowance allocated in accordance with this Section 3.11 shall be solely for U.S. federal income tax purposes and shall neither result in any adjustment to the Capital Accounts of the Members nor determine their respective allocations of any Net Income or Net Loss.

(c)The provisions of this Section 3.11 are intended to comply with Treasury Regulations sections 1.704-1(b) and 1.704-3 and with the principles of Sections 704(c) and 737 of the Code. The Board of Managers may amend the provisions of this Section 3.11 as may become necessary as a result of any amendment to Subchapter K of the Code or any Treasury Regulations promulgated thereunder; provided that such modification shall not have a material adverse effect on the interests of, or amounts distributable to, any Member; provided, further, that Section 3.11(a)(iii) shall not be amended without the consent of the Cumulus Member.

3.12 Regulatory Allocations.

(a)Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) in any fiscal period, and as a result would, but for this Section 3.12 have a deficit balance in its Capital Account as of the last day of such fiscal period, which deficit balance is in excess of the amount (if any) such Member is obligated to restore (whether under this Agreement or otherwise, and including for this purpose, without limitation, such Member’s exposure with respect to debt or other obligations or liabilities of the Company), then items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for such fiscal period (and, if necessary, for subsequent fiscal periods) shall be specially allocated to such Member notwithstanding Section 3.10 in the amount and in the proportions required to eliminate such excess as quickly as possible. For purposes of this Section 3.12, a Member’s Capital Account shall be computed as of the last day of a fiscal period in the manner provided in Section 3.10.

(b)Nonrecourse Deductions. Nonrecourse Deductions for any fiscal period shall be allocated among the Members in a manner determined by the Board of Managers consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(c)Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations section 1.704-2(f), notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(f)(6) and 1.704-2(j) (2). This Section 3.12(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(d)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i)(1).

(e)Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Article III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704- 2(i)(5), shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.12(e) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(i)(4) and shall be interpreted consistently therewith.

3.13 Curative Allocations. The allocations set forth in Section 3.12 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations section 1.704-1(b). The Regulatory Allocations may not be consistent with the intended allocations of Net Income and Net Loss otherwise set forth in this Agreement. Accordingly, notwithstanding the other provisions of this Article III, but subject to the Regulatory Allocations, the Board of Managers shall be permitted to reallocate items of income, gain, deduction, and loss among the Members so as to eliminate the effect of the Regulatory Allocations and thereby to cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Loss (and such other items of income, gain, deduction, and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Loss (and such other items of income, gain, deduction and loss, but excluding any amounts allocated or allocable under Section 3.10(a)) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. The Board of Managers shall have discretion to accomplish this result in any reasonable manner; provided that such modification shall not have a material adverse effect on the interests of, or amounts distributable to, any Member.

3.14 Adjustments of Capital Accounts. If so determined by the Board of Managers, the Capital Accounts of the Members (and, as applicable, the Carrying Value of the Company’s assets) may be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), and thereafter maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), to reflect the Fair Value of Company assets at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g); (iii) in connection with and at the time of a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (iv) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of more than a de minimis amount of property (other than cash). Notwithstanding the foregoing, it is the intention of the parties hereto that the Board of Managers shall not make adjustments in accordance with this Section 3.14 in connection with ordinary course distributions under Section 3.6 or Section 3.7.

3.15 Tax Matters.

(a)Company Representation in Tax Matters.

(i)The Cumulus Member is hereby designated as the “partnership representative” for the Company under Internal Revenue Code Section 6223 (and any comparable provisions of state or local tax law). The Cumulus Member is specifically directed and authorized to take whatever steps the Cumulus Member deems necessary or desirable to perfect any such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Treasury Regulations, and the Members agree to take actions reasonably requested by the Cumulus Member in connection with the Cumulus Member’s appointment as the “partnership representative”. The Cumulus Member shall by entitled to appoint a “designated individual” for each taxable year (as described in Treasury Regulations section 301.6223-1(b)(3)(ii)), who shall be an Affiliate of the Cumulus Member (or an officer thereof) and the Members agree to take actions reasonably requested by the Cumulus Member in connection with the Cumulus Member’s designation of a “designated individual.” The Company Representative shall be authorized to take any and all actions under the BBA Audit Rules (and any comparable provisions of state or local tax law) (including making or revoking the election referred to in Section 6226 of the Code under the BBA Audit Rules) and in respect of Company tax matters and shall have any powers necessary to perform fully in such capacity. The Board of Managers shall (or shall cause the Company Representative to) keep the Members informed of any Tax Contests and any election described in the preceding sentence. In respect of any material tax matter, the Company Representative’s authority shall be exercised in consultation with the Special Tax Committee, and, in the case of any tax matter that could reasonably be expected to result in a material adverse impact on the TeraWulf Member, with the consent of the TeraWulf Member, not to be unreasonably withheld, delayed or conditioned. The Company Representative shall not settle, compromise or concede any Tax Contest without the consent of the TeraWulf Member (which consent shall not be unreasonably withheld, delayed or conditioned). The Board of Managers shall promptly notify the Members of the identity of the Company Representative if a Person other than the Cumulus Member is designated as the Company Representative.

(ii)Any Member or former Member that is in dispute with any tax authority in relation to a matter relating to the Company shall notify the Company Representative within 30 days and, if the Company Representative reasonably determines that the matter is of material relevance to the tax position of the Company and notifies such Member of such determination, such Member shall consult with the Company Representative (or any advisor appointed by the Company Representative for the purpose) as to how that dispute is to be handled. Any Member or former Member that enters into a settlement agreement with respect to any Company item shall notify the Board of Managers of such settlement agreement and its terms within 30 days after the date of settlement. Each Member shall reasonably cooperate with the Company Representative in connection with any tax audit of the Company.

(iii)The Company Representative shall use commercially reasonable efforts to reduce any “imputed underpayments” to which the Company may be subject by taking into account the tax status of the Members, to the extent the Company Representative has actual knowledge of such status, in connection with the determination of such “imputed underpayments” to the extent permitted by applicable law. If any Entity Taxes are imposed on or otherwise payable by the Company, the Company Representative shall allocate among the Members (including former Members) such Entity Taxes in a manner it determines to be fair and equitable, taking into account any modifications attributable to a Member pursuant to the BBA Rules (if applicable); provided, that if any such allocation is not in accordance with the Members’ Ownership Percentages for the tax period in which such Entity Taxes arise, such allocation shall be subject to the consent of each of the Cumulus Member and the TeraWulf Member, not to be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, if the Company incurs any liability for taxes, interest, or penalties under (or in connection with) Section 6225 of the Code, or any similar state, local or non-U.S. law, then the Company Representative may cause the Members (including any former Member) to whom such liability relates, as determined by the Company Representative in accordance with this Section 3.15(a)(iii), to pay, and each such Member (including any former Member) hereby agrees to pay, such amount to the Company, and any such amount shall not be treated as a contribution of capital to the Company.

(iv)Each Member acknowledges and agrees that the Company Representative shall be permitted, but not required, to take any actions to reduce or avoid Entity Taxes being imposed on the Company. In connection with any decision by the Company Representative regarding whether to make the election described in Section 6226 of the Code, the Company Representative shall take into consideration the relative costs and the tax consequences to the Company and Members of making or not making such election. For the avoidance of doubt, the Members shall not be required to amend any tax return in order to satisfy the conditions set forth in Section 6225(c)(2) of the Code or any similar state or local law.

(v)The Company Representative shall have the authority to select the Company’s tax advisors. All reasonable and documented third-party expenses incurred in connection with the retention of such advisors shall be treated as expenses of the Company, which shall be paid by the Company or promptly reimbursed to the Company Representative upon the Company’s receipt of a request for reimbursement, provided, that, in the event any such expenses exceed the amounts set forth therefor in the Annual Budget, such expenses shall be subject to consent of the Special Tax Committee (not to be unreasonably withheld or delayed).

(vi)The obligations of each Member or former Member under this Section 3.15 shall survive the transfer by a Member, or redemption of a Member’s Units.

(b)Tax Information. Each Member shall provide the Company with any information that may be reasonably requested by the Board of Managers required for the compliance by the Company with applicable tax laws, the filing of any tax return with respect to the Company and its Subsidiaries, or any tax election with respect to the Company, including in connection with any election under Section 754 of the Code or to facilitate compliance with Section 743 of the Code. Each Member shall upon reasonable request supply the information necessary to properly give effect to any elections described in Section 3.15(a) or to otherwise enable the Board of Managers and the Company to implement the provisions of this Section 3.15 (including filing tax returns, defending Tax Contests, reducing Member Tax Liabilities and conducting tax planning for the Company).

(c)Classification as a Partnership. The parties hereto intend the Company to be classified as a partnership for U.S. federal, and applicable state and local tax purposes effective as of the Formation Date. Unless otherwise determined by the Board of Managers, with the consent of the TeraWulf Member, not to be unreasonably withheld, delayed or conditioned, the Company Representative shall take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith. Each Member shall reasonably cooperate with the Board of Managers, or the Company Representative, as applicable, and the Company in connection with the foregoing provisions of this Section 3.15(c).

(d)Consistent Positions. Except as otherwise required pursuant to a final determination made by a competent Governmental Authority, each Member shall report any and all items of Company income, gain, deduction, loss and credit and any other Company tax related items or treatment in a manner consistent with the Company’s income tax return with respect to such items.

(e)Tax Forms. If requested by the Board of Managers, each Member shall, if able to do so, deliver to the Company an IRS Form W-9 and shall promptly notify the Board of Managers if, at any time, such Member expects that it would not be able to provide the Company with an IRS Form W-9. Each Member represents and warrants that any such information and forms furnished by such Member pursuant to this Section 3.15(e) shall be true and accurate and, unless otherwise agreed by the Board of Managers in writing, shall reimburse and hold harmless the Company and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms.

ARTICLE IV

UNITS

4.1Units. As of the Effective Date, the ownership interests in the Company shall consist of Units, issued at price of $10.00 per Unit (as equitably adjusted for splits, combinations, recapitalization and the like from time to time).

4.2Designation of Units. The Board of Managers shall have the power to designate the ownership interests in the Company to be issued after the Effective Date into one or more classes and/or series of Units and to fix for such class or series such economic rights, voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the properly approved resolution or resolutions of the Board of Managers providing for such designation, and such resolution or resolutions of the Board of Managers shall set forth such amendments to this Agreement as shall be necessary or reasonable in the sole judgment of the Board of Managers to effect such resolution and subject to Sections 6.9 and 12.4, such amendments shall be binding upon all of the Members of the Company upon a properly adopted resolution by the Board of Managers.

4.3Issuance of Units; Register; Transfer. Subject to the terms of this Agreement, the Board of Managers may issue Units from time to time in such portions of the entire interests in the Company as the Board of Managers shall properly approve, either for cash, services, securities, property or other value, or in exchange for other Units, and at such price and upon such terms as the Board of Managers may, subject to the terms of this Agreement, determine. The Board of Managers may (a) provide that a register of holders of any or all Units shall be kept and (b) may appoint one or more transfer agents and one or more registrars, all in accordance with such rules, regulations and procedures as the Board of Managers may determine.

4.4Certificates. The Units shall be uncertificated and issued solely in book entry form; provided, however, that the Company may, upon the direction of the Board of Managers, issue certificates of limited liability company interests evidencing some or all of the Units. Each certificate evidencing any Unit, if any, shall bear such appropriate legend indicating the existence of this Agreement and the restrictions on Transfer contained herein and imposed by applicable law

4.5Applicability of Article 8. The Members hereby specify, acknowledge and agree that all Units (and the limited liability company interests represented by the thereby) shall be securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and for all other purposes of the Uniform Commercial Code.

ARTICLE V

MANAGEMENT OF THE COMPANY

5.1Management and Control of the Company.

(a)Notwithstanding anything in this Agreement to the contrary, Sections 5.3, 5.5 (except for Section 5.5(e)(xiv) which shall be deemed incorporated into the Original LLC Agreement), 5.7, 5.9 and 5.10 of this Agreement (the “Delayed Governance Provisions”) shall only become effective upon the earlier to occur of (i) the contribution (or deemed contribution in respect of expenses paid on behalf of the Company that have not otherwise been reimbursed) by the Cumulus Member to the Capital of the Company of an aggregate amount of [***] dollars ($[***]), and (ii) the TeraWulf Member using (or receiving as a result of the Bitmain Credit Negotiations and indicating in writing to the Cumulus Member its intention to use) in excess of [***] dollars ($[***]) of the TeraWulf Bitmain Credit (or the TeraWulf Member’s assigned share of the Nautilus Bitmain Credit) to acquire miners that are not used by the Company. Until the Delayed Governance Provisions become effective pursuant to this Section 5.1(a), the corresponding provisions as set forth in the Original LLC Agreement shall remain in effect for all purposes under this Agreement. If the Delayed Governance Provisions have not become effective on or before October 31, 2022 (the “Termination Date”) this Agreement shall terminate in full and cease to be of any force and effect and, (x) other than as a result of changes to the Members’ Ownership Percentages as a result of Capital Contributions made by one or both of the Members following the Effective Date, but prior to the termination of this Agreement and (y) to incorporate the provisions of Section 5.5(e)(xiv) of this Agreement, together with any defined terms used therein, the Original LLC Agreement shall automatically and in its entirety become effective as of the Termination Date. To the extent that the Delayed Governance Provisions do not become effective and, as of the Termination Date, the TeraWulf Member has used less than [***] dollars ($[***]) of the TeraWulf Bitmain Credit (or TeraWulf’s assigned share of the Nautilus Bitmain Credit) to acquire miners that are not used by the Company, the TeraWulf Member shall contribute in cash or in kind (if miners have not been delivered) to the Company on or before November 15, 2022, an amount equal to that amount paid by the TeraWulf Member in respect of such miners up to [***] ($[***]).

(b)The management, operation and control of the business and affairs of the Company shall be vested exclusively in the Board of Managers. Subject to Section 5.8, the Board of Managers shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company, to enter into and perform all contracts and other undertakings that it may deem necessary or advisable to carry out any and all of the objects and purposes of the Company. A Manager acting individually, in his or her capacity as such, will not have the power to bind the Company. The power and authority of the Board of Managers may be delegated by the Board of Managers, (i) to a committee of the Board of Managers or (ii) to any Officer in accordance with Section 5.9. As of the Original Effective Date, the Board of Managers has established a special tax committee (the “Special Tax Committee”), which consists of one TeraWulf Manager and one Cumulus Manager, and shall be consulted as required by Section 3.15.

5.2Members Shall Not Manage or Control. The Members, other than as they may act by and through the Board of Managers, shall take no part in the management of the business and affairs of the Company and shall transact no business for the Company, in each case, other than as specifically delegated by the Board of Managers.

5.3Board of Managers.

(c)As of the Effective Date, the Board of Managers shall consist of six (6) Managers, two (2) of whom shall be TeraWulf Managers (as defined below) and four (4) of whom shall be Cumulus Managers (as defined below). A Member shall be entitled to designate one Manager for every [***]% Ownership Percentage held by such Member. For example, a Member holding a [***]% Ownership Percentage shall be entitled to designate two Managers, a Member holding a [***]% Ownership Percentage shall be entitled to designate one Manager, and a Member holding a [***]% Ownership Percentage shall not be entitled to designate any Managers. Notwithstanding anything herein to the contrary, the TeraWulf Member shall be entitled to appoint two (2) Managers so long as it continues to hold a [***] percent ([***]%) Ownership Percentage and one (1) Manager so long as it continues to hold a [***] percent ([***]%) Ownership Percentage. The TeraWulf Managers as of the Effective Date shall be [***] and [***]. The Cumulus Managers as of the Effective Date shall be [***], [***], [***]and a fourth Cumulus Manager to be designated by Cumulus Member at its convenience. The Executive Chairman of the Board of Managers (the “Executive Chairman”) shall be a Cumulus

Manager, and initially [***]. The Executive Chairman shall at all times be designated by the Cumulus Member and may not be removed without consent of the Cumulus Member.

(d)Each person appointed to be a Manager will serve in that capacity until such Manager’s death, resignation or removal or until the Member entitled to appoint a successor to that Manager does so. Any Manager may be removed at any time, with or without cause, solely by the Member who appointed such Manager. If, due to a change in Ownership Percentages, a Member is no longer entitled to designate a Manager or Managers to the Board of Managers, such Manager or Managers shall automatically be removed from the Board of Managers without any further action required of such Manager, the Board of Managers or any Member. Any Manager may resign at any time by so notifying the Executive Chairman in writing. Such resignation shall take effect upon receipt of such notice by the Executive Chairman or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy shall be filled by, upon the direction of, and as designated by the Member entitled to appoint a Manager to such vacant seat. No vacancy on the Board of Managers shall prevent the operation and functioning of the Board of Managers subject to the terms and conditions hereof.

5.4Meetings of the Board of Managers. The Board of Managers shall hold regular meetings at least once during each fiscal quarter at such time and place as shall be determined by the Board of Managers. Special meetings of the Board of Managers may be called at any time by any one (1) Manager. Written notice shall be required with respect to any meeting of the Board of Managers, and written notice of any special meetings shall specify the purpose of the special meeting. Unless waived by all of the Managers then in office in writing (before, during or after a meeting) or with respect to any Manager at such meeting, prior notice of any regular or special meeting (including reconvening a meeting following any adjournments or postponements thereof) shall be given to each Manager then in office at least one (1) Business Day before the date of such meeting. Notice of any meeting need not be given to any Manager then in office who shall submit, either before, during or after such meeting, a signed waiver of notice. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when the Manager attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly noticed, called or convened.

5.5Quorum and Voting.

(a)Subject to the provisions of any applicable law with respect to conflict of interests, on each matter submitted to the Board of Managers, any committee of the Board of Managers or any subcommittee of any committee of the Board of Managers, each Manager shall have one vote per Manager.

(b)In addition to any requirements under this Agreement and the Act, the presence of at least a majority of the Board of Managers and, for so long as TeraWulf Member is otherwise entitled to appoint a Manager to the Board of Managers, at least one (1) TeraWulf Manager shall be necessary in order for a quorum to be obtained at any meeting of the Board of Managers, any committee of the Board of Managers or any subcommittee thereof; provided, that if no TeraWulf Manager is present for a meeting duly called pursuant to a written notice to each of the Managers in accordance with Section 5.4, then a majority of the Board of Managers without a TeraWulf Manager shall constitute a quorum for the next meeting called for the same purpose (so long as there is at least forty eight (48) hours between such meetings). Each matter submitted to the Board of Managers, any committee of the Board of Managers or any subcommittee thereof shall require, in addition to any vote required by this Agreement and the Act, the affirmative vote of at least a majority of the Board of Managers then in office; provided that any Special Consent Matter (as defined below) shall require the affirmative vote of all TeraWulf Managers and Cumulus Managers; provided further that in the event that any Manager abstains or recuses himself or herself from voting on any matter due to a conflict of interests, such matter shall require the affirmative vote at least a majority of the disinterested members of the Board of Managers (and in the case of a Special Consent Matter, the affirmative vote of all disinterested Managers). Any meeting purported to be held and any action purported to be taken in violation of this Section 5.5(b) shall be void ab initio.

(c)Subject to Section 5.5(e), no Manager shall be disqualified from acting on any matter because such Manager, or the Member that appointed such Manager, if applicable, is interested in the matter to be acted upon by the Board of Managers so long as all material aspects of such matter have been disclosed in reasonable detail to all Managers who are to act on such matter.

(d)As used in this Section 5.5 the terms “TeraWulf Manager” and “Cumulus Manager”, shall mean, respectively, any Manager who, at the time of his or her election or appointment to the Board of Managers or at any time thereafter, has been expressly designated as such by the TeraWulf Member or the Cumulus Member, as applicable, in a written instrument delivered to the Company and whose designation as such shall not have been revoked or withdrawn by the TeraWulf Member or the Cumulus Member, as applicable, in a written instrument delivered to the Board of Managers.

(e)Without limiting any other provisions of this Agreement, any and all of the following actions (directly or indirectly, whether by the Company or any Subsidiary of the Company) shall require the approval of (x) all Cumulus Managers, and (y) all TeraWulf Managers (each such action, a “Special Consent Matter”), in each case, with such approval not to be unreasonably withheld, and without such approval the following actions shall be void:

(i)any changes in the lines of business in which the Company and its Subsidiaries are engaged in as of the Effective Date other than reasonable expansions and extensions thereof;

(ii)any transaction or agreement (or any amendment, modification, waiver or termination thereof) between the Company or any Subsidiary of the Company, on the one hand, and any Member or any Affiliate of such Member, on the other hand (a “Related Party Transaction”), including the Lease, the Energy Supply Agreement and the Facility Operations Agreement (provided that a termination of the Facility Operations Agreement in accordance with its terms shall not be deemed a Related Party Transaction);

(iii)the making of any election or the taking of any action inconsistent with the Company’s classification as a partnership for U.S. federal, and applicable state and local, tax purposes;

(iv)any Capital Call pursuant to Section 3.2(a)(iv) (A) after February 15, 2023, or (B) prior to February 15, 2023, that, together with prior Capital Calls from and after the Effective Date pursuant to Section 3.2(a)(i), would require aggregate Capital Contributions that exceed the aggregate Capital Commitments by $[***] (other than as a result of reasonable costs associated with project stoppage and re-start exceeding $[***]);

(v)any incurrence of indebtedness in excess of $[***];

(vi)following the termination of the Facility Operations Agreement, any increase in the year-over-year Annual Budget of the Company (annualized in the case of an Annual Budget for any partial year) of more than [***]%, provided that if this Special Consent Matter is not approved in accordance with this Section 5.5(e) the Cumulus Member may, in its sole discretion, elect to fund the Annual Budget costs in excess of the [***]% increase;

(vii)establishing any management incentive plan of the Company;

(viii) the determination of Fair Value of any in-kind contribution to the Company;

(ix)any change in the Company’s jurisdiction of organization;

(x)any entry of the Company or any of its Subsidiaries into, or amendment, modification or termination of any agreement or arrangement providing for aggregate payouts to or from the Company or its Subsidiaries that are equal to or greater than [***]% of the then-effective Annual Budget and that are not contemplated by the then-effective Annual Budget;

(xi)any termination, dissolution or liquidation of the Company (A) prior to the first anniversary of the Effective Date and (B) following the first anniversary of the Effective Date, unless the Member that does not have the right to appoint a majority of the Board of Managers owns less than an Ownership Percentage equal to [***]%;

(xii) changing or modifying the definition of “Bitcoin” in this Agreement;

(xiii) approving an Initial Operating Budget that exceeds $[***];

(xiv) approving the outcome of the Bitmain Credit Negotiation or any agreement or other documentation with respect thereto; or

(xv)any agreement or commitment to take any actions in items (i) through (xi) above.

(f)Notwithstanding anything to the contrary set forth herein, the matters set forth in Section 5.5(e) shall cease to be Special Consent Matters with respect to any Member (and solely with respect to such Member) who has an Ownership Percentage of less than [***]%.

5.6Procedural Matters of the Board of Managers.

(a)Any action required or permitted to be taken by the Board of Managers (or any committee thereof) may be taken without a meeting if (i) the number of Managers needed to take action at such meeting consent in writing (which may be by e-mail) to such action and (ii) for so long as TeraWulf Member is otherwise entitled to appoint a Manager to the Board of Managers, at least one (1) TeraWulf Manager consents in writing (which may be by e-mail or electronic signature) to such action. Such consent shall have the same effect as a vote of the Board of Managers.

(b)The Board of Managers (and each committee thereof) shall cause to be kept a book of minutes of all of its actions by written consent and in which there shall be recorded with respect to each meeting of the Board of Managers (or any committee thereof) the time and place of such meeting, whether regular or special (and if special, how called), the names of those present and the proceedings thereof.

(c)Managers may attend and participate in a meeting of the Board of Managers (or any committee thereof) by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting. Meetings of the Board of Managers shall be on not less than 24 hours’ notice, unless waived by all members of the Board of Managers.

(d)At each meeting of the Board of Managers, the Executive Chairman shall preside and, in his or her absence, Managers holding a majority of the votes present may appoint any member of the Board of Managers to preside at such meeting. The secretary (or such other person as shall be designated by the Board of Managers) shall act as secretary at each meeting of the Board of Managers. In case the secretary shall be absent from any meeting of the Board of Managers, an assistant secretary shall perform the duties of secretary at such meeting or the person presiding at the meeting may appoint any person to act as secretary of the meeting.

(e)The Board of Managers may, by majority vote, designate one or more committees to take any action that may be taken hereunder by the Board of Managers, which committees shall take actions under such procedures (not inconsistent with this Agreement) as shall be designated by it.

5.7Deadlock Matters.

(a)Prior to the earlier of the commencement of mining of Bitcoin by the Company at the Facility and the Initial Public Offering, if the Board of Managers becomes deadlocked with respect to the approval of any Special Consent Matter (each, a “Disputed Issue”), then the Board of Managers shall cause the Disputed Issue to be referred to a designated senior management member of each Member, who initially shall be Paul Prager with respect to the TeraWulf Member and Alex Hernandez with respect to the Cumulus Member (each, a

“Member Executive”), it being understood and agreed that each of the TeraWulf Member and the Cumulus Member may, from time to time and in its sole discretion, designate a new Member Executive to represent such Member. Promptly following any such referral, the Member Executives shall meet, confer and discuss in person or by telephone conference the Disputed Issue in a good faith attempt to resolve such Disputed Issue. If the Member Executives are not able to resolve the Disputed Issue within five (5) days after the referral to them of the Disputed Issue, then the Disputed Issue shall be deemed to have not been approved by the Board of Managers. Upon resolution of a Disputed Issue by the Member Executives, the Member Executives shall give joint written notice of such resolution to the Board of Managers and the Board of Managers shall approve such resolution as set forth in such written notice.

(b)Without limiting the foregoing, the Company shall continue to operate during any period of deadlock with respect to a Disputed Issue, and in no event shall any deadlock interfere with the right of the Board of Managers and the Officers to operate the Company; provided, however, that no action may be knowingly taken by the Board of Managers or the Officers that would, or would be reasonably likely to, prejudice the outcome of any matter in deadlock, except with approval of the Board of Managers.

5.8Related Party Matters. Notwithstanding anything to the contrary in this Article V, any decision on behalf of the Company relating to any dispute or the resolution or settlement with respect to a Related Party Transaction shall be controlled by the Member(s) that is not (or whose Affiliates are not) party to such Related Party Transaction and such Member(s) shall make all decisions with respect to enforcement of such Related Party Transaction on behalf of the Company during any dispute resolutions proceedings related thereto.

5.9Officers.

(a)The day-to-day business operations of the Company shall be overseen and implemented by such officers of the Company as determined by the Board of Managers (each, an “Officer”), which shall include the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and such other Officers as the Board of Managers may from time to time determine. All such Officers shall have such authority and perform such duties as may be provided in this Agreement, the Annual Budget or, to the extent not so provided, by resolution passed by the Board of Managers. Each Officer shall be a natural person eighteen years of age or older. One person may hold more than one office. The Cumulus Member shall be entitled to designate the chief executive officer of the Company (the “Chief Executive Officer”) and the chief financial officer of the Company (the “Chief Financial Officer”), and the TeraWulf Member, for so long as its Ownership Percentage is at least [***]%, shall be entitled to designate the chief operating officer of the Company (the “Chief Operating Officer”). If the TeraWulf Member’s Ownership Percentage is less than [***] ([***]%), then the Cumulus Member shall be entitled to designate the Chief Operating Officer. As of the Effective Date, [***] shall be the Chief Executive Officer, [***] shall be the Chief Financial Officer and [***] shall be the Chief Operating Officer. Officers shall not be entitled to any fees for serving in such capacity. Each Member shall be responsible for all out-of-pocket costs and expenses incurred by its or its Affiliates’ employees that are Officers in their capacity as Officers (including travel expenses). Prior to the Initial Public Offering, the Company and its Subsidiaries shall not hire, nor shall they be permitted to have, any employees.

(b)The Chief Executive Officer shall have general supervision of the affairs of the Company subject to the Annual Budget and the ultimate authority of the Board of Managers, and shall be responsible for the execution of the policies of the Board of Managers with respect to such matters.

(c)The Chief Financial Officer shall, subject to the authority of the Board of Managers, perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Company, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Company in such banks or trust companies as the Board of Managers may authorize).

(d)The Chief Operating Officer shall, subject to the authority of the Board of Managers, put into operation the business policies of the Company.

(e)The secretary of the Company, if any, will generally perform all the duties usually appertaining to the office of secretary of a limited liability company.

5.10 Terms of Office; Resignation; Removal.

(a)Each Officer shall hold office until he or she is removed in accordance with Section 5.10(c) below or his or her earlier death, disability or resignation. Any vacancy occurring in any of the Officers of the Company, for any reason, shall (i) in the case of Chief Operating Officer, be filled by the TeraWulf Member, unless the TeraWulf Member’s Ownership Percentage is less than [***] ([***]%) in which case the Chief Operating Officer vacancy shall be filled by the Cumulus Member, and (ii) in the case of the Chief Executive Officer or the Chief Financial Officer, be filled by the Cumulus Member, and in the case of each of clause (i) and (ii), subject to consent of the Board of Managers not to be unreasonably withheld.

(b)Any Officer may resign at any time by giving written notice to the Board of Managers. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board of Managers. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

(c)Each Officer shall be subject to removal, (i) in the case of Chief Operating Officer, by the TeraWulf Member, and (ii) in the case of the Chief Executive Officer or the Chief Financial Officer, by the Cumulus Member (it being understood that neither the Chief Executive Officer nor the Chief Financial Officer may be removed by the Board of Managers without the Cumulus Member’s consent, and the Chief Operating Officer may not be removed by the Board of Managers without the TeraWulf Member’s consent unless the TeraWulf Member’s Ownership Percentage is less than [***]% in which case the removal of the Chief Operating Officer shall require the consent of the Cumulus Member).

5.11 Compensation. The compensation and terms of employment of all of the officers shall be fixed by the Board of Managers.

5.12 Operations Plan. Each of the TeraWulf Member and the Cumulus Member acknowledges and agrees that it will cooperate with the other Member in the development,

construction and operation of the Facility, including with respect to each of the following actions, at the expense of the Company in accordance with and subject to the Annual Budget:

(a)Engineering, designing, and constructing the electrical interconnection of the Facility and the building for housing the mining equipment at the Facility;

(b)Network configuration and initial installation of mining equipment in the building constructed for the Facility;

(c)Site control, including obtaining all permits, regulatory approvals and site security necessary to operate the Facility, including with respect to the Optional Capacity, if and to the extent required; and

(d)Site preparation, including new site infrastructure and certain other interconnection equipment required for the Facility to receive electrical energy generated at the Site.

5.13Annual Budget. No later than sixty (60) days after the Effective Date, the Company shall prepare and submit to the Board of Managers for approval (and if applicable pursuant to Section 5.5(e)(xi) as a Special Consent Matter) projected expenditure schedules, projected capital requirements and a projected operating budget for the remainder of the Fiscal Year ending December 31, 2022 (an “Initial Operating Budget”). Beginning with the Fiscal Year ending December 31, 2023, and for each subsequent Fiscal Year, not later than thirty (30) days prior to the beginning of such Fiscal Year, the Company shall prepare and submit to the Board of Managers for approval a projected operating budget for such Fiscal Year (each an “Annual Budget”). In the event any subsequent Annual Budget is not approved by the Board of Managers, each line item of the previously approved Annual Budget shall be adjusted to reflect increases in the Consumer Price Index for all-urban consumers published by the U.S. Department of Labor but otherwise remain materially the same for the next Fiscal Year until an Annual Budget is approved by the Board of Managers for such Fiscal Year.

5.14Optional Capacity.

(a)At any time before the third (3rd) anniversary of the Original Effective Date, the Company shall, subject to Section 5.14(b), upon the election of the TeraWulf Member, elect to expand the energy requirement of the Facility in excess of 200MW by up to 50 MW (or such lesser amount determined by the TeraWulf Member) (the “TeraWulf Optional Capacity Election”). If the TeraWulf Member exercises the TeraWulf Optional Capacity Election, then the Company shall take all reasonable actions necessary or appropriate to permit such expansion, and the TeraWulf Member shall be responsible for all third-party costs and expenses actually incurred by or on behalf of the Company in connection with such expansion (including, for the avoidance of doubt, the costs of any network upgrade, substation upgrade or other infrastructure upgrade necessary or advisable in accordance with the Prudent Industry Standard, including any such expenses incurred in connection with the Lease and any extension of the Lease term, plus, to the extent that the TeraWulf Member has not, as of such time, funded the entire amount of its Capital Commitment as set forth on Schedule II (such shortfall, the “Capital Commitment Shortfall”), and the Cumulus Member funded such Capital Commitment Shortfall, the difference between the cost per kilowatt to expand the energy requirement of the Facility associated with the TeraWulf Optional Capacity Election and the $ [***]/kilowatt average cost of the original Facility (but only to the extent that $[***]/kilowatt exceeds such cost) multiplied by the number of kilowatts funded by Cumulus based on $[***]/kilowatt as a result of its contribution of the Capital Commitment Shortfall (which amount shall be paid by the TeraWulf Member in cash to the Cumulus Member)) and, upon such exercise, the Company shall promptly issue one or more Capital Calls to the TeraWulf Member to fund such costs; provided, that upon completion of construction of the facility to be constructed to accommodate the additional capacity pursuant to the TeraWulf Optional Capacity Election, and the commencement of commercial operation of Miners by or on behalf of the TeraWulf Member at such facility (collectively, the “TeraWulf Optional Capacity Adjustment Date”), the TeraWulf Member’s Ownership Percentage shall be adjusted to equal the fraction (expressed as a percentage) of (i) the sum of (I) the TeraWulf Member’s Ownership Percentage immediately prior to the TeraWulf Optional Capacity Adjustment Date multiplied by 200 plus (II) the amount of MWs elected by the TeraWulf Member to be received pursuant to the TeraWulf Optional Capacity Election (which shall in no event be greater than 50), over (ii) the sum of (I) 200 plus (II) the amount of MWs elected by the TeraWulf Member to be received pursuant to the TeraWulf Optional Capacity Election (which shall in no event be greater than 50), and the Cumulus Member’s Ownership Percentage shall equal (A) 100 minus (B) the TeraWulf Member’s Ownership Percentage derived from the foregoing. Notwithstanding the foregoing, for purposes only of determining any amounts to be distributed to the Members pursuant to Section 11.2(c)(ii) following contributions contemplated by the Capital Calls to fund the costs of such expansion and prior to the TeraWulf Optional Capacity Adjustment Date, the adjustment of the TeraWulf Member’s Ownership Percentage shall be deemed to have occurred at the time of the contribution of the amounts contemplated by such Capital Calls. The facility constructed to accommodate the additional capacity pursuant to the TeraWulf Optional Capacity Election shall be a similar design in all material respects to the design of the Facility immediately prior to such election, based on the performance of such facility. The Cumulus Member shall have the right, but not the obligation, within twelve (12) months following the exercise by the TeraWulf Member of the TeraWulf Optional Capacity Election, to elect to expand the energy requirement of the Facility by up to 50 MW (or such lesser amount determined by the Cumulus Member) (the “Cumulus Optional Capacity Election”and together with the TeraWulf Optional Capacity Election, the “Optional Capacity Elections”). If the Cumulus Member exercises the Cumulus Optional Capacity Election, then the Cumulus Member shall be responsible for all third-party costs and expenses actually incurred by or on behalf of the Company in connection with such expansion (including, for the avoidance of doubt, the costs of any network upgrade, substation upgrade or other infrastructure upgrade necessary or advisable in accordance with the Prudent Industry Standard, including any such expenses incurred in connection with the Lease and any extension of the Lease term) and, upon such exercise, the Company shall promptly issue one or more Capital Calls to the Cumulus Member to fund such costs; provided, that upon completion of construction of the facility to be constructed to accommodate the additional capacity pursuant to the Cumulus Optional Capacity Election, and the commencement of commercial operation of Miners by or on behalf of the Cumulus Member at such facility (collectively, the “Cumulus Optional Capacity Adjustment Date”), the Cumulus Member’s Ownership Percentage shall be adjusted to equal the fraction (expressed as a percentage) of (i) the product of (I) the Cumulus Member’s Ownership Percentage immediately prior to the Cumulus Optional Capacity

Adjustment Date multiplied by (II) the sum of (x) 200 plus (y) the amount of MWs elected by the TeraWulf Member to be received pursuant to the TeraWulf Optional Capacity Election, plus (ii) the amount of MWs elected by the Cumulus Member to be received pursuant to the Cumulus Optional Capacity Election (which shall in no event be greater than 50) over (iii) the sum of (I) 200 plus (II) the amount of MWs elected by the TeraWulf Member to be received pursuant to the TeraWulf Optional Capacity Election, plus (III) the amount of MWs elected by the Cumulus Member to be received pursuant to the Cumulus Optional Capacity Election (which shall in no event be greater than 50), and the TeraWulf Member’s Ownership Percentage shall equal (A) 100 minus (B) the Cumulus Member’s Ownership Percentage derived from the foregoing. Notwithstanding the foregoing, for purposes only of determining any amounts to be distributed to the Members pursuant to Section 11.2(c) (ii) following contributions contemplated by the Capital Calls to fund the costs of such expansion and prior to the Cumulus Optional Capacity Adjustment Date, the adjustment of the Cumulus Member’s Ownership Percentage shall be deemed to have occurred at the time of the contribution of the amounts contemplated by such Capital Calls. For the avoidance of doubt, in no event will the energy requirement of the Facility exceed 300 MW in the aggregate without the approval of the Board of Managers.

(b)At any time before the third (3rd) anniversary of the Original Effective Date, upon exercise of the TeraWulf Optional Capacity Election and, if applicable, the Cumulus Optional Capacity Election, in accordance with Section 5.14(a), the Cumulus Member or its Affiliate shall enter into an energy supply agreement with the Company to provide the optional capacity under the TeraWulf Optional Capacity Election and, if applicable, the Cumulus Optional Capacity Election (the “Optional Capacity”), to the Company, subject to the satisfaction or waiver of the following conditions (the “Optional Capacity Conditions”): (i) the Cumulus Member and its Affiliates shall have received any and all regulatory approvals required for the Optional Capacity including any approval required from PJM; (ii) no regulatory approvals (individually or in the aggregate) shall impose upon the Cumulus Member and its Affiliates any conditions that would materially and adversely affect the Cumulus Member and its Affiliates’ economic ability to pursue any data center hosting/collocating businesses that the Cumulus Member and its Affiliates are developing at the Site; and (iii) the Cumulus Member and its Affiliates shall have received any and all other third-party consents required for the Optional Capacity including any approval required from PPL Electric Utilities or its affiliates; provided that any dispute with respect to the satisfaction of any Optional Capacity Condition shall be treated as a Disputed Issue and be resolved in accordance with Section 5.7(b) applied mutatis mutandis. Notwithstanding anything to the contrary herein, any failure to meet the Optional Capacity Conditions will not prohibit the Company and the Cumulus Member from otherwise mutually agreeing on the terms of providing the Optional Capacity. Such energy supply agreement shall be treated in a manner consistent with the treatment of the Energy Supply Agreement, applying the provisions of Sections 3.1(a), 3.8(b), 3.3, 3.9(a), and 11.2(c) mutatis mutandis.

(c)The Cumulus Member shall, and shall cause its Affiliates to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to, as soon as possible following the date hereof, cause the Optional Capacity Conditions to be satisfied, and the TeraWulf Member shall use reasonable best efforts to assist and cooperate with the Cumulus Member in causing the Optional Capacity Conditions to be satisfied; provided, that, in no event shall commercially reasonable efforts be deemed to require the Cumulus Party to sue or appeal a decision by a regulator or other Governmental Authority.

(d)In connection with any Optional Capacity increase in accordance with a an Optional Capacity Election, upon satisfaction or waiver of the Optional Capacity Conditions, the electing Member’s Miner Maximum Contribution shall be increased by an amount of Miners sufficient to use the entirety of the electing Member’s Optional Capacity, as jointly determined by the Members in good faith (but which amount shall not be less than an amount that would represent an increase in such Member’s Miner Maximum Contribution proportionate to the increase in such Member’s Ownership Percentage, as determined under Section 5.14(a)).

5.15Compliance with Law; Cybersecurity.

(a)Each of the TeraWulf Member and the Cumulus Member acknowledges and agrees that it shall undertake reasonable due diligence efforts to research commercial counterparties of the Company and its Subsidiaries, including conducting background and reference checks, will share all results of such diligence with the Board of Managers and immediately report suspicious activities to the Board of Managers and the applicable authorities.

(b)The Members shall select a cybersecurity provider to maintain security of digital currency assets of the Company and its Subsidiaries and protect from other cybersecurity risks and vulnerabilities.

ARTICLE VI

MEMBERS AND MEETINGS

6.1Members. The name, address (including email address), Capital Contributions, Units and Ownership Percentage of each Member are set forth on Schedule I. Such schedule shall be amended from time to time to reflect the admission of new Members, Capital Contributions of the Members, and the Transfer of Units, each as permitted by the terms of this Agreement. Each update to Schedule I shall be dated as of the date of such update as follows: Schedule I. Each of the Members hereby (i) represents and warrants that it is a “United States person” as defined in Section 7701(a)(30) of the Code and (ii) covenants that it shall take no action (or permit no action to be taken) that could result in such Member being other than, or being treated as other than, a “United States person” as defined in Section 7701(a)(30) of the Code.

6.2Admission of New Members. New Members may be admitted (a) by the Board of Managers or (b) in accordance with the transfer provisions contained in Article IX (in each case, such prospective member shall make the representation, warranty and covenant contained in the final sentence of Section 6.1). Each new Member, prior to being admitted, shall represent and warrant to the Company that such new Member is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, that such new Member acknowledges that the Units are not registered under the Securities Act or any other applicable securities laws, and that the Units may not be transferred, sold, assigned, pledged or otherwise disposed of except pursuant to the registration provisions of the Securities Act and any other applicable securities laws and regulations, or pursuant to an applicable exemption therefrom, and compliance with the other restrictions on transferability set forth herein, and shall make such other representations as the Company shall deem necessary or appropriate.

6.3Resignation. A Member may not resign or withdraw from the Company prior to the dissolution and winding up of the Company. This Section 6.3 shall have no effect on a Member’s right to Transfer Units in accordance with the terms of this Agreement.

6.4Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Act. The Members shall elect the Board of Managers in accordance with Section 5.3. No Member shall have the power to act for or on behalf of, or to bind, the Company. All Members shall constitute one class or group of members for purposes of the Act. In taking any action reserved to Members the Members are expressly permitted to take action or grant a consent in their sole discretion and solely with regard to their own interests and shall not be deemed to be acting in a fiduciary capacity of any kind.

6.5Meetings of Members. Meetings of the Members shall be called by the Board of Managers or by the TeraWulf Member or the Cumulus Member. The Members may vote, approve a matter or take any action by vote of the Members at a meeting, in person or by proxy, or without a meeting by written consent of the Members pursuant to Section 6.11.

6.6Place of Meetings. The Board of Managers or a duly authorized committee thereof may designate any place, either within or outside of the State of Delaware, as the place of meeting for any annual meeting or for any special meeting of the Members. If no designation is made, the place of meeting shall be the principal executive offices of the Company. Members may participate in a meeting by means of a conference telephone or electronic media by means of which all persons participating in the meeting can communicate concurrently with each other, and any such participation in a meeting shall constitute presence in person of such Member at such meeting.

6.7Notice of Members’ Meetings.

(a)In connection with the calling of any meeting of the Members, the Board of Managers may set a record date for determining the Members entitled to vote at such meeting. Written notice stating the place, day, and hour of the meeting and, in case of a special meeting, the purpose for which the meeting is called shall be delivered not less than seven (7) days nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of any Manager calling the meeting to each Member, whether or not such Member is entitled to vote at such meeting.

(b)Notice to Members shall be given in accordance with Section 12.2.

(c)When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

6.8Waiver of Notice.

(a)When any notice is required to be given to any Member of the Company under the provisions of this Agreement, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

(b)By attending a meeting, a Member:

(i)Waives objection to lack of notice or defective notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and

(ii)Waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Member objects to considering the matter when it is presented.

6.9Voting. Each holder of Units shall be entitled to one (1) vote for each Unit, except as expressly provided otherwise in this Agreement.

6.10 Quorum; Vote Required.

(a)The presence at a meeting, in person or by proxy, of Members owning a majority of the outstanding Units, which, must include the TeraWulf Member, entitled to vote on the subject matter of the meeting at the time of the action taken constitutes a quorum for the transaction of business required; provided, that if the TeraWulf Member is not present for a meeting duly called pursuant to a written notice to each of the Members in accordance with this Agreement, then a majority of the Members without the TeraWulf Member shall constitute a quorum for the next meeting called for the same purpose (so long as there is at least forty eight (48) hours between such meetings). If a quorum is not represented at any meeting of the Members, such meeting may be adjourned to a period not to exceed sixty (60) days at any one adjournment.

(b)When a quorum is present, the affirmative vote, in person or by proxy, of Members owning a majority of the Units entitled to vote on the subject matter shall be the act of the Members, unless the vote of a greater proportion or number or voting by classes is required by the Act or by this Agreement.

6.11Action by Written Consent of Members. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if (i) Members holding not less than the minimum number of Units entitled to vote that would be necessary to approve the action pursuant to the terms of this Agreement consent thereto in writing, (ii) the TeraWulf Member consents thereto in writing and (iii) the writing or writings are filed with the minutes of the proceedings of the Members. In no instance where action is authorized by written consent shall a meeting of Members be required to be called or notice required to be given prior to such action; provided, however, a copy of the action taken by written consent shall be with the records of the Company. Reasonably prompt notice of the taking of any action taken without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of Members to take the action were obtained; provided, however, that the effectiveness of such action is not dependent on the giving of such notice. Written consent by the Members pursuant to this Section 6.11 shall have the same force and effect as a vote of such Members taken at a duly held meeting of the Members and may be stated as such in any document.

6.12No Cumulative Voting. No Member shall be entitled to cumulative voting in any circumstance.

ARTICLE VII

EXCULPATION; INDEMNIFICATION; LIABILITY; OPPORTUNITY

7.1Exculpation.

(a)Notwithstanding anything to the contrary herein, no Manager, Officer or Member, in any way, guarantees the return of any Members’ capital contributions or a profit for the Members from the operations of the Company or otherwise. To the fullest extent permitted by Section 18-1101 of the Act, none of (i) the Managers, (ii) the Officers, (iii) the Members (including each Member appointing a Manager, whether in its capacity as such appointing Member or otherwise and each Third Party Indemnitor related to such Member and/or Manager), (iv) the Company Representative, in its capacity as such, or (v) any of the Managers’ or the Members’ respective Affiliates or any of their respective officers, directors, employees, partners, members, representatives or equity holders (each, a “Protected Person”) will be liable to the Company or any Member for any loss or damage sustained by the Company or any Member, except to the extent of such Protected Person’s fraud, gross negligence or willful misconduct (such fraud, gross negligence or willful misconduct having been determined by a final and non-appealable judgment entered by a court of competent jurisdiction). None of the Protected Persons shall be liable to the Company or its Members for any loss or damage resulting from any act or omission taken or suffered by such Protected Person in connection with the conduct of the affairs of the Company or otherwise in connection with this Agreement or the matters contemplated hereby, except to the extent of such Protected Person’s fraud, gross negligence or willful misconduct (such fraud, gross negligence or willful misconduct having been determined by a final and non- appealable judgment entered by a court of competent jurisdiction). Any Protected Person or Officer may consult with legal counsel, accountants, advisors or other similar persons with respect to the Company’s affairs and shall be fully protected and justified in any action or inaction that is taken or omitted in good faith, in reliance upon and in accord with the opinion or advice of such persons; provided, however, such legal counsel, accountants, advisors or other similar persons shall have been selected in good faith. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

(b)None of the Members, by reason of their execution of this Agreement or their status as Members or equity holders of the Company shall be responsible or liable for any indebtedness, liability or obligation of any other Member incurred either before or after the execution of this Agreement.

7.2Indemnification.

(a)To the fullest extent permitted under the Act and applicable law, the Company shall indemnify and hold harmless each of the Protected Persons and each officer of the Company and its Subsidiaries (each, an “Indemnitee”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Damages”), that are incurred by any Indemnitee, and arise out of, are related to, or are in connection with (i) the affairs or operations of the Company or the performance by such Indemnitee of any of the Indemnitee’s responsibilities hereunder, and (ii) the service at the request of the Company by such Indemnitee as a partner, member, manager, director, officer, trustee, employee or agent of any other Person; provided, however, that (A) with respect to any criminal action or proceeding, the Indemnitee had no reasonable cause to believe such Indemnitee’s conduct was unlawful and (B) in no event shall such indemnity apply to Damages that are attributable to the fraud, gross negligence or willful misconduct of such Indemnitee (such fraud, gross negligence or willful misconduct having been determined by a final and non-appealable judgment entered by a court of competent jurisdiction). The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee had reasonable cause to believe that such Indemnitee’s conduct was unlawful. The indemnification obligations of the Company pursuant to this Section 7.2 shall be satisfied from and limited to the Company’s assets and no Member shall have any liability on account thereof.

(b)The Company shall pay reasonable, documented expenses incurred by any Indemnitee in defending any action, suit or proceeding described in subsection (a) of this Section 7.2 in advance of the final disposition of such action, suit or proceeding, as such Damages are incurred; provided, however, that any such advance shall only be made if such Indemnitee provides written affirmation to repay such advance if it shall ultimately be determined by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Section 7.2.

(c)Certain Indemnitees that are directors, officers, employees, stockholders, partners, limited partners, members, equityholders, managers, or advisors of any Member or any of such Member’s Affiliates (each such Person, a “Third Party Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of such Member and/or its Affiliates or such Indemnitees personally (collectively, the “Third Party Indemnitors”). Notwithstanding anything to the contrary in this Agreement or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Third Party Indemnitee are primary and any obligation of the Third Party Indemnitors to advance Damages or to provide indemnification for such Damages incurred by each Third Party

Indemnitee are secondary), (ii) the Company shall be required to advance the full amount of Damages incurred by each Third Party Indemnitee and will be liable for the full amount of all such Damages paid in settlement to the extent legally permitted and as required by this Agreement, without regard to any rights each Third Party Indemnitee may have against the Third Party Indemnitors, and (iii) the Company irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by the Third Party Indemnitors on behalf of a Third Party Indemnitee with respect to any claim for which such Third Party Indemnitee has sought indemnification or advancement of Damages from the Company shall affect the foregoing and the Third Party Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Third Party Indemnitee against the Company.

(d)The right of indemnification under this Section 7.2 shall not be available with respect to any proceeding (including counterclaim) brought by any Indemnitee, unless otherwise determined by the Board of Managers.

(e)Without limiting Section 7.2(c), the indemnification provided by this Section 7.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Board of Managers or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7.2 shall continue as to an Indemnitee who has ceased to be a Member, Manager or Officer (or other Person indemnified hereunder) and shall inure to the benefit of the successors, executors, administrators, legatees and distributees of such Person.

(f)The provisions of this Section 7.2 shall be a contract between the Company, on the one hand, and each Indemnitee who served at any time while this Section 7.2 is in effect in any capacity entitling such Indemnitee to indemnification hereunder, on the other hand, pursuant to which the Company and each such Indemnitee intend to be legally bound. No repeal or modification of this Section 7.2 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

(g)The Company may enter into indemnity contracts with Indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 7.2 hereof and containing such other procedures regarding indemnification as are appropriate.

7.3Liability; Duties.

(a)No Member, Manager or Officer shall be personally liable for any indebtedness, liability or obligation of the Company, except as specifically provided for in this Agreement or required pursuant to the Act or any other applicable law.

(b)Any duties (including fiduciary duties) of a Member or Manager (but not the duties of the Officers, in their capacity as such) that would otherwise apply at law or in equity (including the duty of loyalty and the duty of care) are hereby waived and eliminated to the fullest extent permitted under Delaware law and any other applicable law; provided, however, that (i) the foregoing shall not eliminate the obligation of each Member and Manager to act in compliance with the express terms of this Agreement and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing (but subject to the provisos in the foregoing), when any Member or Manager (but not the Officers of the Company, in their capacity as such) takes any action under this Agreement to give or withhold its consent or approval, such Member or Manager shall have no duty (fiduciary or other) to consider the interests of the Company, its Subsidiaries or the other Members or creditors, and may act exclusively in its own interest.

(c)The Members acknowledge and agree that the foregoing is intended to comply with the provisions of the Act (including Section 18-1101 of the Act) permitting members of a limited liability company to eliminate fiduciary duties to the fullest extent permitted under the Act.

(d)Notwithstanding anything to the contrary herein, the Managers, in their capacity as such, shall owe the same duties (including fiduciary duties) to the Company and the members as the duties that directors of a Delaware corporation owe to such corporation and its stockholders with respect making any decision in connection with a Change of Control of the Company, a Public Offering or any acquisition of all or a material portion of another business (whether equity, assets, merger, consolidation or otherwise); provided that, such duties shall not apply in the case of a Drag Transaction.

(e)Notwithstanding anything the contrary, this Section 7.3 shall expire upon an Initial Public Offering. In connection of Initial Public Offering, in the event that the Company is converted into a corporation, the waiver of any fiduciary duties as provided in this Section 7.3 shall thereafter cease to be of any force or effect.

7.4Insurance. The Company shall purchase and maintain insurance, on behalf of the Indemnitees, and shall purchase and maintain insurance on behalf of the Company, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or the Indemnitees, and in such amounts, as the Board of Managers reasonably determines are customary for similarly-situated businesses such as the Company and its Subsidiaries, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

7.5Limited Liability Company Opportunity.

(a)Subject to Sections 5.12 and 5.14, each Member acknowledges and affirms that the other Members may have, and may continue to, participate, directly or indirectly, in investments in assets and businesses which are, or will be, suitable for the Company or competitive with the Company’s business.

(b)Subject to Sections 5.12 and 5.14, each Member, individually and on behalf of the Company, expressly (i) acknowledges and agrees that no Member nor any of their respective representatives (including any Manager) will have any duty to disclose to the Company or any other Member any such business opportunities, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunity for itself (except to the extent that (x) such representative is an officer, consultant or employee of the Company or its Subsidiaries and (y) such opportunity was presented to such representative in his or her capacity as such), (ii) agrees that the terms of this Section 7.5, to the extent that they modify or limit a duty or other obligation (including fiduciary duties), if any, that a Member, Manager or other Person may have to the Company or any other Person under the Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (iii) waives to the fullest extent permitted by the Act any duty or other obligation, if any, that a Member, Manager or other Person may have to the Company or another Person, pursuant to the Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 7.5. Subject to Sections 5.12 and 5.14, the TeraWulf Member acknowledges that the Cumulus Member and its Affiliates are pursuing other opportunities at the Site (including but not limited to data centers, solar generation, and battery storage) as well as considering opportunities at other sites.

ARTICLE VIII

ACCOUNTING AND FINANCIAL MATTERS

8.1Books and Records; Reports.

(a)The books of the Company will be maintained at the Company’s principal place of business.

(b)Each Member will at all times have access to the books and records of the Company for inspection and copying. Each Member will also be entitled:

(i)to obtain upon reasonable demand for any purpose such information reasonably related to the Members’ Units and interest in the Company;

(ii)to have true and full information regarding the state of the business and financial condition, including all audited and unaudited financial statements and any other information regarding the affairs of the Company; and

(iii)to have a copy of the Company’s federal, state, and local income tax returns for each year promptly after they are available to the Company.

(c)The Board of Managers shall maintain or cause to be maintained a system of accounting established and administered in accordance with the accrual method of accounting or as shall be required by GAAP, and shall set aside on the books of the Company or otherwise record all such proper reserves pursuant to the accrual method of accounting or as shall be required by GAAP.

(d)As soon as reasonably practicable after the close of each Fiscal Year of the Company, but not later than one hundred twenty (120) days after the end of each Fiscal Year of the Company (or, in the case of the Fiscal year ended December 31, 2021, by no later than September 30, 2022), the Company shall provide to (i) each Member and (ii) such other Persons as the Board of Managers shall direct in its sole discretion, a copy of the audited consolidated financial statements of the Company (including a balance sheet, statement of operations and statement of cash flows, together with the notes thereto) as of such year and for the year then ended, setting forth in each case commencing in 2023 in comparative form the figures for the previous year, all in reasonable detail and accompanied by the opinion of a nationally recognized independent certified public accounting firm with respect to such financial statements.

(e)Commencing with the first full fiscal quarter following the quarter in which the Effective Date occurs, as soon as reasonably practicable after the fiscal quarter, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of each year, the Company shall provide to (i) each Member and (ii) such other Persons as the Board of Managers shall direct in its sole discretion, the unaudited consolidated financial statements of the Company (including a balance sheet, statement of operations and statement of cash flows), all certified by an appropriate officer.

(f)The Company shall provide to each Member (i) no later than January 15 of each year, good faith estimates of the amounts to be set forth on such Member’s IRS Schedule K-l with respect to such Member’s interests in the Company for the prior taxable year, (ii) a final Schedule K-1 as soon as reasonably practicable thereafter and in no event later than March 31 of such year and (iii) and such other information as a Member may reasonably request in connection with the preparation of its tax returns.

8.2Fiscal Year; Taxable Year. The fiscal year of the Company for financial accounting purposes shall end on December 31. The taxable year of the Company for federal, state and local income tax purposes shall end on December 31 unless another date is required by the Code or, as applicable, under such state or local law.

8.3Bank and Investment Accounts. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board of Managers, with the Custodian or in such checking, savings or other accounts, or held in its name in the form of such other investments, as shall be designated by the Board of Managers. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such officer or officers of the Company as the Board of Managers may designate. The Board of Managers may, in its discretion, pay all operating expenses and taxes imposed on the Company, and settle all other liabilities, in cash or by instructing the Custodian to convert Bitcoin in the account(s) of the Company into fiat currency.

ARTICLE IX

TRANSFERS OF UNITS

9.1Limitation on Transfer.

(a)The Members shall not Transfer any Units except in accordance with the provisions of this Agreement. Any attempt to Transfer any Units in violation of the provisions of this Article IX shall be null and void ab initio and the Company shall not register or effect any such Transfer. The rights of a Member contemplated by this Agreement shall be assignable to any transferee who acquires all, but not less than all, of such Member’s Units pursuant to a Transfer in accordance with the provisions of this Article IX.

(b)No Transfer of any Units shall be permitted if the conditions set forth in Section 9.4 are not satisfied.

(c)Subject to Section 9.1(d), the Board of Managers shall have the power to determine all matters related to this Section 9.1, including matters necessary or desirable to administer or to determine compliance with this Section 9.1 and, absent actual fraud, bad faith, manifest error, or self-dealing, the determinations of the Board of Managers with respect to such matters related to this Section 9.1 shall be final and binding on the Company and the Members and any proposed transferee.

(d)Notwithstanding anything to the contrary herein, no Member shall Transfer any Unit or Units without the prior consent of the Board of Managers (such consent not to be unreasonably withheld), other than Transfers (i) to the Company, (ii) to any Permitted Transferee or (iii) by the TeraWulf Member of all, but not less than all, of its Units to a Qualified TeraWulf Transferee (each, a “Permitted Transfer”). Notwithstanding anything in this Agreement to the contrary but subject to Section 9.4, any Member may at any time Transfer any or all of its Units to one or more of its Permitted Transferees; provided, however, that such Transfer has been made subject to the transfer-back requirements applicable to Permitted Transferees.

9.2Transfer Indemnification. If the Company incurs any liability under or as a result of Section 1446(f) of the Code in respect of any Transfer or assignment of any Unit in the Company, the transferor and transferee hereby, jointly and severally, indemnify and hold harmless the Company from and against all such liability incurred in connection with such Transfer or assignment. Each Member shall provide the Company with all reasonable information that the Company requires to determine that it has complied with its obligations under Section 1446(f) of the Code.

9.3Drag and Tag Rights.

(a)Drag Right. If the TeraWulf Member’s Ownership Percentage is less than [***]% and the Cumulus Member desires to Transfer a majority of its Units to another Person that is not (x) a Permitted Transferee or (y) a lender or other financing source (or an Affiliate thereof) of the Cumulus Member or any of its Affiliates, in each case, in one transaction or a series of related transactions (a “Drag Transaction”), then if requested by the Cumulus Member, the TeraWulf Member (which for purposes of this Section 9.3(a) shall include any Transferees to which TeraWulf Member has transferred its Units) shall be required to sell a number of Units equal to the product of (i) the number of Units beneficially owned by the TeraWulf Member as of the applicable Transfer date and (ii) a fraction (A) the numerator of which is the number of Units the Cumulus Member proposes to Transfer and (B) the denominator of which is the total number of Units beneficially owned as of such date by the

Cumulus Member and any of its Permitted Transferees to which the Cumulus Member has Transferred its Units.

(b)Tag Right. If the TeraWulf Member’s Ownership Percentage is less than [***]% and the Cumulus Member desires to Transfer a majority of its Units to another Person that is not a Permitted Transferee in one transaction or a series of related transactions as to which the Cumulus Member is not exercising its “drag rights” under Section 9.3(a) (a “Tag Transaction”) then the TeraWulf Member shall have the option to include in such Tag Transaction a number of Units equal to the product of (i) the number of Units beneficially owned by the TeraWulf Member as of the applicable Transfer date and (ii) a fraction (A) the numerator of which is the number of Units the Cumulus Member proposes to Transfer and (B) the denominator of which is the total number of Units beneficially owned by the Cumulus Member as of such date.

(c)Drag/Tag Procedure. The following provisions will apply to any Drag Transaction or Tag Transaction (as applicable, a “Drag/Tag”) to which Section 9.3(a) or Section 9.3(b) respectively, applies:

(i)The Cumulus Member shall provide written notice (a “Drag/Tag Notice”) to the TeraWulf Member of any proposed Drag/Tag at least fifteen (15) Business Days prior to the proposed date of the consummation of any such Drag/Tag. The Drag/Tag Notice shall set forth the consideration to be paid by the purchaser for the Units and the material terms of the Drag/Tag. The consideration to be received by the TeraWulf Member shall be the same form and amount of consideration per Unit to be received by the Cumulus Member. The terms and conditions of such sale shall be the same as those upon which the Cumulus Member sells its Units.

(ii)At least ten (10) Business Days prior to the consummation of the Drag/Tag, the TeraWulf Member shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, any agreements or other documents reasonably required from the TeraWulf Member to consummate such sale, including a limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of the TeraWulf Member’s Units. In the event that the TeraWulf Member should fail to deliver the Units or documents described herein, the Company shall cause the books and records of the Company to show that such Units are bound by the provisions of this Section 9.3 and that such Units may only be Transferred to the purchaser in such Drag/Tag. Upon the consummation of the Drag/Tag, the acquiring Person shall pay directly to the TeraWulf Member, by wire transfer of immediately available funds, the purchase price for the Units sold by the TeraWulf Member pursuant thereto, subject to any escrow or holdback under the Drag/Tag.

(iii)In connection with a Drag/Tag, the TeraWulf Member will agree to make, or agree to, (A) the same customary representations, covenants, indemnities and agreements as the Cumulus Member so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the number of Units sold by each Member, (B) the Cumulus Member as the single Member representative and (C) an escrow or holdback to the extent applicable.

(iv)The fees and expenses incurred in connection with Drag/Tag and for the benefit of the Members, to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by the Members on a pro rata basis, based on the consideration received by each such party.

(v)Notwithstanding the foregoing, the TeraWulf Member will not be required to accept any consideration other than cash or other marketable securities (subject in respect of the latter to any customary holding periods required to comply with state or federal securities laws) or agree to any restrictive covenant (including, without limitation, a non-compete or non-solicit or similar restriction), other than a customary confidentiality covenant.

9.4Condition to Transfers.

(a)In addition to all other terms and conditions contained in this Agreement, no Transfers permitted under this Article IX (excluding Transfers pursuant to Section 9.3) shall be completed or effective unless each of the following has been satisfied or waived by the Board of Managers, subject to Section 9.1(d), on the date of such Transfer:

(i)The Member making such Transfer shall have provided to the Company, at least five (5) Business Days’ prior to the proposed Transfer, (A) a duly executed Notice of Transfer, in substantially the form attached hereto as Exhibit A, and (B) such other information or documents, including a legal opinion to the extent required under Section 9.4(a)(ii) below, as may be reasonably requested by the Company in order for it to make such determination. Notwithstanding anything to the contrary herein, no Transfer of Units shall be recognized by the Company unless and until the transferee of such Units, if it is not already a Member, shall have executed and delivered to the Company a joinder agreement and transfer certificate, in substantially the form attached hereto as Exhibit B.

(ii)The Company shall not be required to register any Transfer, unless, in the reasonable judgment of the Board of Managers (which may include the Member making such Transfer providing the Company with an opinion of counsel, at the expense of the Member making such Transfer, reasonably satisfactory in form and substance to the Board of Managers, to such effect) that: (A) such Transfer does not and will not violate the Securities Act or any state securities or “blue sky” laws applicable to the Company or to the Units to be Transferred, (B) such Transfer does not and will not impose liability or reporting obligations on the Company or any Member under the Exchange Act or otherwise required to make any filing with the Commission, (C) such Transfer does not and will not, individually or together with other concurrently proposed Transfers, cause the Company to be regarded as an “investment company” under the Investment Company Act of 1940, (D) such Transfer does not and will not create, either alone or with other transfers, a substantial risk (as determined by the Board of Managers) that the Company would be classified as a publicly traded partnership or otherwise as a corporation for U.S. federal income tax purposes, (E) such Transfer does not and will not cause an Event of Dissolution and (F) the requirements of Section 9.4(a)(i) above have been satisfied.

(iii)A transferee shall be admitted as a substitute Member and shall succeed proportionately to the Capital Account balance of its transferor (and its transferor shall be proportionately relieved of further obligations under this Agreement) only upon compliance with the following additional conditions: (A) except with respect to Permitted Transfers, the Board of Managers shall have consented to such admission, which consent may be granted or withheld in its discretion; and (B) the transferor shall have paid or caused to have been paid to the Company all of the Company’s reasonable out-of-pocket expenses connected with such Transfer and substitution (including, but not limited to, the reasonable legal and accounting expenses incurred by the Company). Each of the Members hereby agrees and irrevocably consents to the admission of any substitute Member pursuant to the terms of this Agreement and to any amendments to this Agreement to reflect any such admission and to any filings and other acts that may be necessary or desirable to give effect to any such admission.

(b)Effective Date of Transfer. A Transfer of a Member’s Units shall, to the extent permitted by law, be effective as of the date determined by the Board of Managers. If a Transfer occurs at any time other than the end of a Fiscal Year, the various items of Company income, gain, deduction, loss, credit and allowance as computed for U.S. federal income tax purposes shall be allocated between the transferor and the transferee in accordance with Section 706 of the Code and the Treasury Regulations promulgated thereunder, and the transferor and transferee agree to reimburse the Company for any incidental accounting fees and other expenses incurred by the Company in making such allocation.

9.5Effect of Transfer. Upon the close of business on the effective date of any Transfer of Units (the “Effective Transfer Time”) in accordance with the provisions of this Agreement, (a) the Transferee shall be admitted as a Member (if not already a Member) and for purposes of this Agreement such transferee shall be deemed a Member, and (b) the Transferred Units shall continue to be subject to all the provisions of this Agreement. Unless the transferor and Transferee otherwise agree in writing, and give written notice of such agreement to the Company at least seven (7) days prior to such Effective Transfer Time, all distributions declared to be payable to the transferor at or prior to such Effective Transfer Time shall be made to the transferor. No Transfer shall relieve the transferor (or any of its Affiliates) of any of their obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Transfer.

9.6Tolling. All time periods specified in this Article IX are subject to reasonable extension for the purpose of complying with requirements of law or regulation as determined by the Board of Managers.

ARTICLE X

INITIAL PUBLIC OFFERING

10.1Initial Public Offering.

(a)In connection with an Initial Public Offering as determined by the Board of Managers, each Member shall (i) cooperate in good faith to enter into a registration rights agreement with the Company, (ii) if required, consent to, vote for, and take all reasonably necessary actions in connection with the consummation of one or more of a recapitalization, reorganization, conversion or exchange of its Units of the Company into securities that the managing underwriters and the Board of Managers find reasonably acceptable and (iii) enter into any customary holdback, lockup, or similar agreement as the Board of Managers or the underwriters managing the Initial Public Offering reasonably request.

(b)In connection with an Initial Public Offering, each Member shall receive Equity Securities in the Successor Corporation pro rata in accordance with its Ownership Percentage.

ARTICLE XI

DISSOLUTION OF COMPANY;

LIQUIDATION AND DISTRIBUTION OF ASSETS

11.1Events of Dissolution. This Section 11.1 sets forth the exclusive events which will cause the dissolution of the Company. The provisions of Section 18-801 of the Act that apply unless the limited liability company agreement otherwise provides shall not become operative. The Company shall be dissolved upon any of the following events (each, an “Event of Dissolution”):

(a)The Board of Managers shall elect to dissolve the Company; or

(b)A dissolution is required under Section 18-801(a)(4) of the Act or there is entered a decree of judicial dissolution under Section 18-802 of the Act.

11.2Liquidation; Winding Up. Upon the occurrence of an Event of Dissolution, the Board of Managers shall wind up the affairs of the Company in accordance with the Act and shall supervise the liquidation of the assets and property of the Company and, except as hereinafter provided, shall have full, complete and absolute discretion in the mode, method, manner and timing of effecting such liquidation. The Board of Managers shall have absolute discretion in determining whether to sell or otherwise dispose of Company assets or to distribute the same in kind. The Board of Managers shall liquidate and wind up the affairs of the Company as follows:

(a)The Board of Managers shall prepare (or cause to be prepared) a balance sheet of the Company in accordance with GAAP as of the date of dissolution.

(b)The assets, properties and business of the Company shall be liquidated by the Board of Managers in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Board of Managers not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in subsection (c); provided, however, that the fair market value of such properties and assets (as determined by the Board of Managers in good faith, which determination shall be binding and conclusive) shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.

(c)The proceeds of the sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in subsection (b) above, and valued at the fair market value thereof as provided in such subsection (b), shall be applied and distributed in one or more installments as follows, and in the following order of priority:

(i)First, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for and the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company or of the Members arising out of, or in connection with, the Company; and

(ii)Second, the remaining proceeds shall be distributed (A) in the case of Miners, to the Members pro rata in accordance with their respective Hash Rate Contributions; and (B) in the case of all other proceeds, to the Members pro rata in accordance with their respective Ownership Percentages; provided, that if a Member has not fully satisfied its Capital Commitment and its Miner Maximum Contribution, all distributions of Bitcoin and the proceeds thereof shall be made to the Members pro rata in accordance with their respective Hash Rate Contributions.

(d)A certificate of cancellation, as required by the Act, shall be filed by the Board of Managers.

11.3Survival of Rights, Duties and Obligations. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any Person from liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue with respect to any act or omission prior to such termination, dissolution, liquidation or winding up, or of any indemnity rights of Persons as against the Company.

11.4Claims of the Members. Members and former Members shall look solely to the Company’s assets for the return of their contributions to the Company, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII

MISCELLANEOUS

12.1Expenses. Unless otherwise provided herein, the Company shall bear all of the expenses incurred by the Company in connection with the preparation, execution and performance of this Agreement and, the transactions contemplated hereby, including all fees and expenses of agents, counsel and accountants.

12.2Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed given and received (a) when transmitted by electronic mail or personally delivered on a Business Day during normal business hours or (b) on the Business Day following the date of dispatch by overnight courier , addressed to the Company or the Board of Managers at the address of the principal office of the Company set forth in Section 2.5, or to a Member or at such Members’ address shown on Schedule I, or in any such case to such other address as the Company or any party hereto shall have last designated to the Company and the Members by notice given in accordance with this Section 12.2.

12.3Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns. No Member may assign or transfer (whether in connection with the Transfer of Units or otherwise) all or any part of its rights or obligations under this Agreement without the prior written consent of the Board of Managers; provided that each Member may assign its rights and corresponding obligations to any Permitted Transferee of such Member and, in the case of the TeraWulf Member, to a Qualified TeraWulf Transferee.

12.4Amendments; Termination. This Agreement and the Certificate of Formation may be modified, amended or restated, and provisions hereof may be waived (whether by merger, recapitalization or any other similar transaction) by a vote of the Board of Managers; provided, however, that any amendment, termination, modification, or waiver that would adversely affect, in any material respect, the rights or obligations of a Member without similarly and proportionally affecting the rights or obligations of all other Members (for the avoidance of doubt, without giving effect to any Member’s specific holdings of Units, specific tax or economic position or any other matters personal to a Member), shall not be effective as to such Member without such Member’s prior written consent. Notwithstanding anything contained herein to the contrary, as long the TeraWulf Member’s Ownership Percentage is at least [***] ([***]%), the consent of the TeraWulf Member shall be required for any amendment, termination, modification, or waiver to the definition of “Ownership Percentage”, the definition of “Hash Rate Contribution”, the definition of “Qualified TeraWulf Transferee”, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7, Section 5.4, Section 5.5(e), Section 5.8, Section 5.9, Section 5.13, Section 5.14, Article VII, Section 9.1(d), Section 11.2, Section 12.3, this Section 12.4, Section 12.8, Section 12.9 and Schedule II.

12.5Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid, unenforceable or contrary to the Act or existing or future applicable law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Agreement which are valid, enforceable and legal. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it valid, enforceable and legal within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid, unenforceable or illegal provisions.

12.6Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement. The Exhibits and Schedules are considered a part of this Agreement.

12.7Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Facsimile counterpart signatures to this Agreement shall be binding and enforceable.

12.8GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

12.9Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the United States District Court or the District of Delaware) and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum. Service of process, summons, notice or other document by registered mail to the address designated in Section 12.2 shall be effective service of process for any suit, action or other proceeding brought in such court.

12.10Entire Agreement; Non-Waiver. This Agreement, together with the Lease, the Facility Operations Agreement, the Corporate Services Agreement and the Intracompany Agreement, supersedes all prior agreements between the parties with respect to the subject matter hereof and contains the entire agreement between the parties with respect to such subject matter. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Member, whether of a similar or dissimilar nature.

12.11No Third Party Beneficiaries. Nothing contained in this Agreement (other than the provisions of Article VII hereof), express or implied, is intended to or shall confer upon anyone other than the parties (and their successors and permitted assigns) and the Company any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.12No Right to Partition. The Members, on behalf of themselves and their successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any Unit which is considered to be Company property, regardless of the manner in which title to such property may be held.

12.13Survival. The obligations of the parties hereto under Section 3.8 (Member Tax Liabilities) and Section 3.15 (Tax Matters) shall survive any expiration, termination or cancellation of this Agreement.

12.14Investment Representation and Indemnity. Each Member, by becoming a party to this Agreement, (a) represents to each other Member and to the Company that such Member is acquiring a Unit in the Company for the purpose of investment for such Members’ own account, with the intent of holding such Unit for investment and without the intent of participating directly or indirectly in any sale or distribution thereof in a manner that would violate the Securities Act, (b) acknowledges that such Member must bear the economic risk of loss of such Members’ capital contributions to the Company because this Agreement contains substantial restrictions on Transfer and because the Units in the Company have not been registered under applicable United States federal and state securities laws (it being understood that the Company shall be under no obligation so to register such Units in the Company) and cannot be Transferred unless registered under such securities laws or an exemption therefrom is available, and (c) agrees to indemnify each other Member and the Company from any loss, damage, liability, claims and expenses (including reasonable attorneys’ fees and expenses) incurred, suffered or sustained by any of them as a result of the inaccuracy of any representation contained in this Section 12.14.

12.15Confidentiality.

(a)Except as and to the extent as may be required by applicable law, regulatory authorities or examinations (including FINRA), without the prior written consent and approval of the Board of Managers, the Members shall not make, and shall direct their officers, directors, agents, employees and other representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of Confidential Information or any of the terms, conditions, or other aspects of this Agreement; provided, however, that the Members and their respective equity owners may disclose Confidential Information (i) to the extent required under any agreement between the Members or their respective equity owners and their respective investors, limited partners or other similar Persons of the Members and their respective equity owners, as applicable who are subject to obligations of confidentiality and in confidential materials delivered to prospective investors, limited partners or other similar Persons of the Members and their respective equity owners, as applicable who are subject to obligations of confidentiality; and (ii) to a bona fide potential purchaser of Units held by such Member if such bona fide potential purchaser executes a confidentiality agreement with such Member containing terms at least as protective as the terms set forth in this Section 12.15 and which, among other things, provides for third-party beneficiary rights in favor of the Company to enforce the terms thereof. As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company (including any of the terms of this Agreement and any information provided pursuant to Article VIII) from whatever source obtained, except for any such information, knowledge, systems or data which at the time of disclosure was in the public domain or otherwise in the possession of the disclosing Person unless such information, knowledge, systems or data was placed into the public domain or became known to such disclosing Person in violation of any non-disclosure obligation, including this Section 12.15. Each Member agrees that money damages would not be a sufficient remedy for any breach of this Section 12.15 by a Member, and that in addition to all other remedies, the Company shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Each Member agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)If any Member is required by applicable law to disclose any Confidential Information, it must, to the extent permitted by applicable law, first provide notice reasonably in advance to the Company with respect to the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made. Such Member shall cooperate, at the Company’s sole cost and expense, with the Company to obtain confidentiality agreements or arrangements with respect to any legally mandated disclosure and in any event shall disclose only such information as is required by applicable law when required to do so.

(c)Each Member shall indemnify each other Member and the Company for any Damages incurred, suffered or sustained by any of them as a result of any breach by such Member of this Section 12.15.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

COMPANY:

NAUTILUS CRYPTOMINE LLC

By:	/s/ Nazar Khan
Name:	Nazar Khan
Title:	Chief Operating Officer

By:	/s/ John Chesser
Name:	John Chesser
Title:	Chief Financial Officer

Signature Page to

Limited Liability Company Agreement

TERAWULF MEMBER:

TERAWULF (THALES) LLC

By:	/s/ Kerri Langlais
Name:	Kerri Langlais
Title:	Chief Financial Officer

Signature Page to

Amended and Restated Limited Liability Company Agreement

CUMULUS MEMBER:

CUMULUS COIN LLC

By:	/s/ Cole Muller
Name:	Cole Muller
Title:	Senior Vice President

Signature Page to

Amended and Restated Limited Liability Company Agreement

EXHIBIT A

FORM OF TRANSFEROR NOTICE OF TRANSFER

In connection with the Transfer of Units (the “Units”) of Nautilus Cryptomine LLC, a Delaware limited liability company (the “Company”), the undersigned registered owner of the Units hereby certifies that with respect to the number of Units set forth on Annex I attached hereto for which the Transfer is being requested (the “Transferred Units”), (i) such Transfer complies with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 27, 2022, as it may be amended, restated, supplemented or otherwise modified from time to time (the “Agreement”)1 and (ii) such Transfer is being made in compliance with all applicable securities laws.

The undersigned understands that the Company will rely upon the completeness and accuracy of the undersigned’s certification in this transfer certificate in order to establish that the contemplated Transfer is exempt from the Securities Act and hereby affirms that all such responses are accurate and complete.

The undersigned further understands that the Company, in its sole discretion, may request additional supporting documentation from such undersigned, and the undersigned hereby agrees to promptly provide any such additional supporting documentation.

[TRANSFEROR]

By:

Signature of Authorized Representative

Name:
Title:

Address:

Phone:
Email:
Date:

1 Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Annex I

Transferred Units

Transferor	Transferee	Number of Units
(Name / Contact	(Name / Contact
Information)	Information)

EXHIBIT B

FORM OF JOINDER AND TRANSFEREE CERTIFICATE OF TRANSFER

The undersigned is executing and delivering this Joinder, dated as of         , 20     , to that certain Amended and Restated Limited Liability Company Agreement, dated as of August 27, 2022 (the “LLC Agreement”), of Nautilus Cryptomine LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the LLC Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with all of the provisions, obligations and responsibilities of the LLC Agreement in the same manner as if the undersigned were an original signatory to the LLC Agreement holding the class of Units being transferred. The undersigned also agrees that the undersigned shall be a Member of the Company, as such term is defined in the LLC Agreement.

Additionally, the undersigned agrees and acknowledges that the address provided on the signature page hereto shall be included as part of the current Schedule I of the LLC Agreement as if originally provided therein.

[TRANSFEREE]

By:

Signature of Authorized Representative

Name:
Title:

Address:

Phone:
Email:
Date:

Exhibit C

Facility Map

[***]

Exhibit D

Form of Facility Operations Agreement

[***]

EXHIBIT A

SERVICES

[***]

A-1

EXHIBIT B

JV UNDERTAKINGS

[***]

B-1

Exhibit E

Form of Corporate Services Agreement [***]

EXHIBIT A

JV UNDERTAKINGS

[***]

SCHEDULE I

[***]

SCHEDULE II

Capital Contributions and Miner Contributions [***]

SCHEDULE III

Reserved

SCHEDULE IV

Power Capital Contribution Schedule [***]

SCHEDULE V

Amortization Schedule [***]

SCHEDULE VI

Use of Proceeds

[***]